STOCK PURCHASE AGREEMENT
dated as of
October 17, 2014
by and among
QuantiSense, Inc.
(as the “Company”),
the Shareholders of QuantiSense, Inc.
(as “Sellers”),
Jeff Buck
(as “Sellers’ Representative”)
and
Epicor Software Corporation
(as “Buyer”)

ARTICLE 1 DEFINITIONS1
Section 1.1Defined Terms.    1
Section 1.2Other Defined Terms.    13
ARTICLE 2 PURCHASE AND SALE OF PURCHASED SHARES15
Section 2.1Transfer of Purchased Shares.    15
Section 2.2Consideration for Purchased Shares.    15
Section 2.3Treatment of Option Plan, Options and Other Equity Interests.    16
Section 2.4Escrow.    17
Section 2.5Adjustments.    17
Section 2.6Earnout.    21
Section 2.7Withholding.    23
ARTICLE 3 CLOSING24
Section 3.1Time and Place of Closing.    24
Section 3.2Pre-Closing Deliveries.    24
Section 3.3Deliveries by Sellers.    24
Section 3.4Deliveries by Buyer.    25

REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND THE COMPANY	25
Section 4.1Organization of the Company.    25

i

Section 4.2Capital Stock; Indebtedness.    26
Section 4.3Authorization.    27
Section 4.4Subsidiaries.    27
Section 4.5Financial Statements; Minute Books.    27
Section 4.6Properties and Insurance.    28
Section 4.7Contracts and Commitments.    30
Section 4.8Absence of Undisclosed Liabilities.    31
Section 4.9No Conflict or Violation.    31
Section 4.10Consents and Approvals.    31
Section 4.11Litigation.    32
Section 4.12Compliance with Law; Permits and Licenses.    32
Section 4.13No Brokers.    32
Section 4.14Intellectual Property and Technology.    33
Section 4.15Taxes.     35
Section 4.16Employee Benefit Plans.    37
Section 4.17Environmental Liability.    39
Section 4.18Receivables.    39
Section 4.19Absence of Certain Changes or Events.    40
Section 4.20Labor Matters.    40

Section 4.21Transactions with Affiliates.    41
Section 4.22Sufficiency of Assets.    42
Section 4.23No Regulatory Impediment.    42
Section 4.24Customers.    42
Section 4.25Bank Relationships.    42
Section 4.26Illegal Payments.    42
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER42
Section 5.1Organization of Buyer.    43
Section 5.2Authorization.    43
Section 5.3Consents and Approvals.    43
Section 5.4No Brokers.    43
Section 5.5No Conflict or Violation.    43
Section 5.6Financial Ability.    44
Section 5.7Acquisition of Purchased Shares.    44
ARTICLE 6 ACTIONS BY THE COMPANY, SELLERS AND BUYER PRIOR TO THE CLOSING44
Section 6.1Maintenance of Business.    44
Section 6.2Certain Prohibited Transactions.    45
Section 6.3Access.    47

Section 6.4Regulatory Approvals.    47
Section 6.5Efforts to Close.    47
Section 6.6Consents and Waivers of Third Parties.    47
Section 6.7Section 280G.    48
Section 6.8Exclusive Dealing.    48
Section 6.9No Transfer of Stock.    49
Section 6.10Updated Disclosure Schedule.    49
Section 6.11Financial Statements; Access to Financial and Other Information.    49
Section 6.12D&O Insurance.    49
Section 6.13Founders Agreement.    50
Section 6.14Indirect Tax Liabilities.    50
ARTICLE 7 CONDITIONS TO THE COMPANY’S AND SELLERS’ OBLIGATIONS50
Section 7.1Representations, Warranties and Covenants.    50
Section 7.2No Governmental Orders.    51
Section 7.3Corporate Authority.    51
Section 7.4Escrow Agreement.    51
ARTICLE 8 CONDITIONS TO BUYER’S OBLIGATIONS51
Section 8.1Representations, Warranties and Covenants.    51

Section 8.2Consents.    51
Section 8.3No Governmental Orders.    52
Section 8.4Payoff Letters.    52
Section 8.5No Material Adverse Effect.    52
Section 8.6Employment.    52
Section 8.7Option and Warrant Cancellation.    52
Section 8.8Section 280G.    52
ARTICLE 9 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING52
Section 9.1Confidentiality.    52
Section 9.2Further Assurances.    53
Section 9.3Noncompetition and Nonsolicitation.    53
Section 9.4Post-Closing Cooperation and Retention of Records.    54
Section 9.5Indemnification of Directors and Officers.    55
Section 9.6Continuing Employees.     55
ARTICLE 10 INDEMNIFICATION AND MUTUAL RELEASE56
Section 10.1Indemnification by Sellers.    56
Section 10.2Indemnification by Buyer.    58
Section 10.3Coordination with Tax Indemnity.    59

v

Section 10.4Indemnification Procedure; Third-Party Claims.    59
Section 10.5Procedure for Indemnification – Other Claims.    62
Section 10.6Payment of Amounts Due for Indemnification.    62
Section 10.7Mutual Release.    62
ARTICLE 11 TAXES64
Section 11.1Transfer Taxes.    64
Section 11.2Indemnification for Taxes.    64
Section 11.3Payments.    66
Section 11.4Tax Returns.    66
Section 11.5Contest Provisions.    68
Section 11.6Tax Sharing Agreements.    68
Section 11.7Assistance and Cooperation.    68
Section 11.8Retention of Records.    69
Section 11.9Sellers Not Foreign Persons.    69
Section 11.10Other.        69
ARTICLE 12 MISCELLANEOUS70
Section 12.1Termination.    70
Section 12.2Effect of Termination.    71

Section 12.3Assignment.    71
Section 12.4Notices.    71
Section 12.5Press Releases or Public Announcements.    72
Section 12.6Entire Agreement.    73
Section 12.7Counterparts.    73
Section 12.8Headings.    73
Section 12.9Disclosure Schedules.    73
Section 12.10Sellers’ Representative.    74
Section 12.11Governing Law.    75
Section 12.12Amendments, Modifications and Waivers.    76
Section 12.13Severability.    76
Section 12.14Expenses.    76
Section 12.15Construction.    76
Section 12.16Incorporation of Exhibits and Schedules.    77
Section 12.17Specific Performance.    77
Section 12.18Attorneys’ Fees.    77
Section 12.19Consent to Jurisdiction.    78
Section 12.20Waiver of Trial by Jury.    78

Section 12.21Time of the Essence; Computation of Time.    78

LIST OF SCHEDULES

Number	Description
I	Pro Rata Percentage; Purchase Price Distribution
1.1	Working Capital Calculation Example
2.5(a)	Indirect Tax Liabilities
2.6(a)	Earnout Payment
4.2(a)	Capital Stock
4.2(b)	Seller Ownership of Stock
4.2(d)	Outstanding Indebtedness
4.6(b)	Leases
4.6(c)	Insurance Policies and Bonds
4.6(d)	Encumbrances on Personal Property
4.7(a)	Material Contracts and Commitments
4.7(b)	Invalid Contracts
4.7(d)	Enforceability of Material Contracts
4.8	Undisclosed Liabilities
4.9	No Conflict or Violation
4.10	Consents and Approvals
4.12(a)	Compliance with Law; Permits and Licenses
4.12(b)	Permits
4.14(a)	Intellectual Property and Technology
4.14(a)(i)	Company Intellectual Property
4.14(a)(ii)	Company Owned Information Technology
4.14(b)	Intellectual Property and Information Technology
4.15	Taxes
4.16(a)	Company Employee Benefit Plans
4.16(d)	Company Qualified Plans/IRS Favorable Determination
4.16(h)	Additional Compensation or Benefits
4.16(i)	Health and Death Benefits
4.18	Receivables
4.19	Absence of Certain Changes or Events
4.20(a)	Employees
4.20(f)	Independent Contractors, Consultants or Agents
4.21	Transactions with Affiliates
4.24	Customers
4.25	Bank Relationships
6.2(c)	Material Encumbrances
6.2(d)	Material Capital Expenditures
6.2(f)	Acquisitions or Dispositions of Assets

Number	Description
6.2(p)	Affiliate Transactions
8.2	The Company and Seller Consents
8.4	Payoff Letters

LIST OF EXHIBITS
Exhibit A    List of QuantiSense, Inc. Shareholders
Exhibit B    Escrow Agreement
Exhibit C    Employment Agreements

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of October 17, 2014, is by and among QuantiSense, Inc., a District of Columbia corporation (the “Company”), the shareholders of the Company as more specifically set forth in the attached Exhibit A (collectively, the “Sellers” and each a “Seller”), Jeff Buck, as Sellers’ Representative, and Epicor Software Corporation, a Delaware corporation (“Buyer”).
RECITALS
A.    The Company is authorized to issue common stock, $0.01 par value per share (the “Stock”), all issued and outstanding shares of which are owned by Sellers.
B.    The Company is engaged in the business of providing data warehousing and retail analytics and related services to specialty retailers in the United States and Canada (the “Business”).
C.    Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding shares of Stock (the “Purchased Shares”), subject to the terms and conditions of this Agreement, for aggregate consideration of up to $24,000,000 (including the maximum Earnout Amounts payable to Sellers pursuant to Section 2.6).
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1    Defined Terms.
As used herein, the terms below shall have the following meanings:
“2015 Earnout Amount” means, if the 2015 Earnout Revenue is $12,000,000 or greater, an amount (not to be less than zero) equal to (a) $2,000,000, reduced by (b) any Losses for which it is determined pursuant to Article 10 or Article 11 hereof that a Buyer Indemnified Party is entitled to indemnification and which Losses have not previously been satisfied from the Buyer Indemnification Amount or otherwise at the time of the payment of the 2015 Earnout Amount.
“2016 Earnout Amount” means an amount (not to be less than zero) equal to: (a) if the 2016 Earnout Revenue is at least $16,000,000 but less than $18,000,000, (i) $2,000,000, reduced by (ii) any Losses for which it is determined pursuant to Article 10 or Article 11 hereof that a Buyer Indemnified Party is entitled to indemnification and which Losses have not previously been satisfied from the Buyer Indemnification Amount or otherwise at the time of the payment of the 2016 Earnout Amount; (b) if the 2016 Earnout Revenue is at least $18,000,000 but less than $20,000,000, (i) $4,000,000, reduced by (ii) any Losses for which it is determined pursuant to Article 10 or Article 11 hereof that a Buyer Indemnified Party is entitled to indemnification and which Losses have not previously been satisfied from the Buyer Indemnification Amount or otherwise at the time of the payment of the 2016 Earnout Amount; or (c) if the 2016 Earnout Revenue is at least $20,000,000, (i) $6,100,000, reduced by (ii) any Losses for which it is determined pursuant to Article 10 or Article 11 hereof that a Buyer Indemnified Party is entitled to indemnification and which Losses have not previously been satisfied from the Buyer Indemnification Amount or otherwise at the time of the payment of the 2016 Earnout Amount.
“2015 Earnout Period” means the fiscal year ended September 30, 2015.
“2016 Earnout Period” means the fiscal year ended September 30, 2016.
“2015 Earnout Revenue” means the lesser of (a) the Company Net Revenue during the 2015 Earnout Period and (b) the quotient of (i) the Company Net Revenue during the 2015 Earnout Period attributable solely to the sale by the Company of software and software-related services (including software licenses, software maintenance and support, and software subscription revenues) (such revenue, the “SSRS Revenue”), and not professional services, divided by (ii) 0.4.
“2016 Earnout Revenue” means the lesser of (a) the Company Net Revenue during the 2016 Earnout Period and (b) the quotient of (i) the Company Net Revenue during the 2016 Earnout Period attributable solely to SSRS Revenue, divided by (ii) 0.5.
“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest in (a) the acquisition (including by way of merger, consolidation or other business combination) or recapitalization of the Company, (b) the purchase or sale of the capital stock or other equity or debt securities in the Company, (c) the acquisition of 15% or more of the assets of the Company or (d) a similar transaction or business combination involving the Company.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to (a) vote 50% or more of the voting securities or interests of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agreement” means this Stock Purchase Agreement, together with all schedules (including the Disclosure Schedules) and exhibits referenced herein.
“Applicable Requirements” means and includes, as of the time of reference, all of the following: (a) all contractual obligations of the Company or any commitment or other contractual obligation relating to the Company’s Business, (b) all Laws applicable to the Company, (c) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including those of any investor and any Insurer, and (d) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.
“Business Day” means any day except a Saturday or Sunday or other day on which commercial banks in Atlanta, Georgia are required or authorized by law or executive order to close.
“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.
“Buyer Indemnification Amount” means 10% of the Estimated Purchase Price. The Buyer Indemnification Amount is comprised of the Option Escrow Amount, the Seller Escrow Amount and the Warrant Escrow Amount.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 United States Code Section 9601 et seq., as amended.
“Change of Control Payments” means, without duplication of any amounts included within the definition of Company Transaction Expenses, all amounts payable (including any cash bonuses, retention bonuses, change of control payments, severance and other forms of compensation and similar payments) to any Person by the Company, whether immediately or in the future, that arise, are accelerated or become payable in connection with, or as a result of, the transactions contemplated by this Agreement, including any Taxes associated therewith.
“Closing Date” means the date on which the Closing shall occur, which shall be no later than the third (3rd) Business Day after the date on which the last to be satisfied or waived of the Closing conditions set forth in Articles 7 and 8 (other than Closing conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
“Company Employee Benefit Plan” means any Employee Benefit Plan (a) that has been established or is maintained or sponsored by the Company, to which the Company contributes or is required to contribute, into which the Company has entered, or under which either the Company has any obligation or liability (whether actual or contingent), or (b) that has been established or is maintained or sponsored by an ERISA Affiliate of the Company, to which such ERISA Affiliate has contributed or is required to contribute, into which such ERISA Affiliate has entered or under which such ERISA Affiliate has any obligation or liability (whether actual or contingent), in each case, for the benefit of any active, retired or former employee, director or consultant of the Company (or the beneficiaries or other dependents thereof).
“Company Information Technology” means all Company Owned Information Technology, together with all Information Technology that the Company licenses or otherwise has acquired the right to use, to the extent such a license or other right is required for such use.
“Company Intellectual Property” means all Company Owned Intellectual Property, together with all Intellectual Property that the Company licenses or otherwise has acquired the right to use, to the extent such a license or other right is required for such use.
“Company Net Revenue” means the Company’s gross revenue, net of returns, allowances and any discounts allowed, recognized in accordance with GAAP, for the relevant period.
“Company Owned Information Technology” means all Information Technology to which Company owns any Intellectual Property Right.
“Company Owned Intellectual Property” means all Intellectual Property to which the Company owns any Intellectual Property Right.
“Company Qualified Plan” means any Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
“Company Transaction Expenses” means (a) all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors and accountants), that have been paid by the Company on or before the Closing or for which the Company will be liable after the Closing in connection with the sale of the Company, including the sale of the outstanding capital stock therein, the negotiation and preparation of this Agreement, the Related Documents, and the other documents required to effectuate the Closing, and the performance of this Agreement and the transactions contemplated by this Agreement, (b) all Change of Control Payments, (c) to the extent not included in the calculation of the Closing Date Working Capital, any amounts payable by the Company to any Seller or any of its Affiliates, (d) to the extent not paid, the Option Closing Amount, (e) to the extent not paid, the Warrant Closing Amount, and (f) to the extent not paid, all costs, fees and expenses of the Reporting Tail Endorsement.
“Confidential Information” means confidential or proprietary information regarding the Company or its Affiliates that is not already generally available to the public, and which shall include, (a) information regarding operations, assets, liabilities or financial condition, (b) information regarding bidding, quotations, price, sales, merchandising, marketing and promotions (including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing, (c) customer lists, databases and other information related to current or prospective customers, including information regarding their identities, contact persons and purchasing patterns, (d) information regarding current or prospective vendors, suppliers, distributors or other business partners, (e) forecasts, projections, budgets and business plans, (f) information regarding the creation and formulation of any service or product, whether now in existence or under development, (g) information regarding employees and personnel files, and (h) technical information, models, know-how, protocols, discoveries, techniques, processes, business methods, trade secrets and proprietary information. Notwithstanding the foregoing, Confidential Information shall be treated as such under this Agreement unless and until it becomes generally known to the public through no act or fault of the Company or any of its employees on or after the Closing.
“Continuing Employees” means any employee of the Company on the Closing Date.
“Contracts” means agreements, contracts, commitments and undertakings, written or oral.
“COTS” means commercially available, off-the-shelf hardware, software, databases, third party services and licenses to the extent (a) granted to the Company in the Ordinary Course of Business, (b) not subject to a separate hand-signed or negotiated purchase, license or development agreement and (c) not requiring annual payments in excess of $50,000.
“Disclosure Schedules” means the schedules attached hereto and delivered by Sellers to Buyer as of the date hereof. Information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to other sections of this Agreement or the Disclosure Schedule to the extent such disclosure would be reasonably apparent in the light of the substance of the disclosure made or to the extent there is a specific cross reference.
“Earnout Amount” means either the 2015 Earnout Amount or the 2016 Earnout Amount, as the case may be.
“Earnout Revenue” means either the 2015 Earnout Revenue or the 2016 Earnout Revenue, as the case may be.
“Earnout Period” means either the 2015 Earnout Period or the 2016 Earnout Period, as the case may be.
“Employee Benefit Plan” means any (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) stock option, stock purchase, restricted stock, equity compensation, equity-linked compensation, phantom equity, deferred compensation, bonus, incentive compensation, fringe benefit, sick leave, vacation, paid or unpaid leave, profit sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, retention, transaction, supplemental retirement, severance, termination pay, change-of-control, gross-up, equalization, unemployment benefit, and other compensation and/or benefit plan, program, arrangements, agreement, policy or commitment (whether or not insured), and/or (c) employment or consulting agreement or arrangement, and any trust, escrow, insurance or other funding arrangement related to any of the foregoing.
“Encumbrance” means any lien, charge, adverse right, claim, mortgage, security interest or encumbrance in favor of any party, except that licenses granted by the Company to third parties in the Ordinary Course of Business are not Encumbrances.
“Environmental Laws” means all federal, state, district, and local Laws, and all rules or regulations promulgated thereunder, applicable to the Company relating to pollution, the protection of the environment or human health or relating to the release, threatened release or handling of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under any Environmental Law. Environmental Laws shall include CERCLA, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” with respect to any Person, means any trade or business that is a member of the same controlled group of corporations as such Person, within the meaning of Section 414(b) of the Code, that is under common control with such Person, within the meaning of Section 414(c) of the Code, that is a member of the same affiliated service group as such Person, within the meaning of Section 414(m) of the Code, or that is otherwise required to be aggregated with such Person pursuant to Section 414(o) of the Code.
“Escrow Account” has the meaning set forth in the Escrow Agreement.
“Escrow Agent” means SunTrust Bank, a Georgia banking corporation, or such other escrow agent as is mutually agreeable to Buyer and Sellers’ Representative.
“Escrow Agreement” means the escrow agreement entered into on the Closing Date among Sellers’ Representative, Buyer and the Escrow Agent substantially in the form of Exhibit B attached hereto.
“Escrow Amount” means the amount equal to the sum of the Buyer Indemnification Amount and the Purchase Price Adjustment Amount.
“Escrow Release Date” means the date that is eighteen (18) months following the Closing Date.
“Estimated Purchase Price” means an amount in cash equal to the Purchase Price, (a) either (i) minus the amount by which Target Working Capital is greater than Estimated Closing Date Working Capital on the Estimated Closing Statement, or (ii) plus the amount by which the Estimated

Closing Date Working Capital on the Estimated Closing Statement exceeds Target Working Capital, (b) either (i) minus the Estimated Closing Date Net Indebtedness, or (ii) plus the Estimated Closing Date Net Cash, and (c) minus all Company Transaction Expenses incurred on or before the Closing Date and that remain payable by the Company on the Closing Date.
“Final Purchase Price” means the Estimated Purchase Price as finally determined by Section 2.5 of this Agreement.
“Founders Agreement” means that certain Founders Agreement dated as of October 31, 2001, by and among the Company and the shareholders party thereto, including those who became parties thereto by means of the execution and delivery of a Joinder Agreement thereunder, all of whom are Seller parties hereto, as amended by the First, Second, Third and Fourth Amendments thereto.
“Future Sale of the Business” means (a) any merger or consolidation of the Company with or into any other entity or Person, or any other corporate reorganization, in which Buyer owns, directly or indirectly, less than fifty percent (50%) of the voting power or equity interests of the surviving entity immediately after such merger, consolidation or reorganization of the Company, (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power or equity interests are transferred to any Person other than Buyer or its Subsidiaries, or (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to Buyer or its Subsidiaries.
“GAAP” means generally accepted accounting principles in the United States, which, unless otherwise indicated, are applied on a consistent basis with prior historical practice.
“Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws, including petroleum, petroleum products, friable asbestos, molds, urea formaldehyde, radioactive materials and polychlorinated biphenyls.
“Holder Pro Rata Percentage” means, with respect to each Holder, a percentage equal to the product of (a) 100 multiplied by (b) a fraction, (i) the numerator of which is the amount deposited by or on behalf of such Holder into the Escrow Amount at the Closing and (ii) the denominator of which is the aggregate amount deposited by or on behalf of all Holders into the Escrow Amount at the Closing, as more particularly set forth on Schedule I.
“Holders” means Sellers, the Option Holders, and the Warrantholder, collectively, and “Holder” means each Seller, Option Holder or the Warrantholder, individually.
“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or similar breakage costs payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of the Company or consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the Ordinary Course of Business), (b) indebtedness evidenced by any note, bond, debenture, debt security or other instrument, (c) any lease required to be capitalized in accordance with GAAP, conditional sale, earn out or other arrangement for the deferred purchase price of any property, (d) letters of credit, banker’s acceptances or similar credit transactions, (e) any obligation properly classified as indebtedness or debt under GAAP, (f) any indebtedness or obligation of any other Person, whether as guarantor, obligor or otherwise, (g) declared, but unpaid, dividends or distributions of the Company, and (h) the Indirect Tax Liability; provided, that, for the avoidance of doubt, Indebtedness does not include the Company Transaction Expenses.
“Indirect Tax Liability” means the amount of the Company’s Tax liability for transactions undertaken by the Company prior to the Closing Date for which the Company was required under state, local, federal or foreign Law to collect and/or remit Taxes on customer purchases and purchases made by the Company, but for which such Taxes were not collected and remitted by the Company or otherwise satisfied by the applicable customer, as set forth on Schedule 2.5(a), as may be adjusted from time to time in accordance herewith. For the avoidance of doubt, Indirect Tax Liability includes all sales, use and ad valorem Taxes and all Canadian GST, QST and/or PST Taxes.
“Information Technology” means (a) computer software, including application software, compilers and tool kits in object (or executable) code and/or (human readable) source code, and related documentation, (b) proprietary computer programming languages and related documentation and materials, (c) data feeds and databases, and (d) computer hardware and operating systems.
“Insurer” means a Person who provides (a) standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to the Company or their assets, or (b) provides any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.
“Intellectual Property” means (a) all inventions, improvements and discoveries (regardless of whether patentable), all patents and patent applications, including reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of such patents and patent applications, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, or other identifying marks, indicators or labels, together with the goodwill associated with them and applications for, and renewals of, each of them, (c) all registered and unregistered copyrights and applications for, and renewals of, copyrights, (d) trade secrets, (e) Internet domain names and web site content, (f) all trade secrets and confidential business information (including research and development, know-how, processes, methods, techniques, customer and supplier lists, technical data, designs, charts, plans, diagrams, drawings, specifications, business and marketing plans, studies and proposals that are of a proprietary or confidential nature), and (g) all other forms of intellectual property recognized under Law.
“Intellectual Property Rights” means any and all of the following as may be recognized by Law in any jurisdiction throughout the world: (a) rights under, in or to any Intellectual Property; and (b) other intellectual property or proprietary rights recognized under any Laws or international conventions, in each case including the right to apply for registrations, certificates, or renewals with respect to such intellectual property or proprietary rights and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present or future infringement or misappropriation of those intellectual property or proprietary rights.
“Knowledge of the Company” means the actual knowledge of Jeff Buck, Juan Esteban Pereira, Alan Friedman and Abby Weatherby, after due inquiry of the Company personnel reasonably expected to be aware of such matters.
“Law” means any order, writ, injunction, decree, stipulation, judgment, ruling, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof, or of any governmental agency.
“Litigation” means any action, suit, demand, dispute, proceeding, claim, administrative or regulatory action, governmental investigation or arbitration proceeding.
“Losses” means, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, on a dollar for dollar basis any and all losses, costs, damages (including direct damages), indemnities, liabilities, obligations, judgments, settlements, awards, deficiencies, offsets, fines and penalties (together, “Damages”), including reasonable out-of-pocket costs, expenses and advisor fees relating to Damages or to any proceedings, counterclaims or defenses that could reasonably result in incurring or avoiding Damages (including any such reasonable out-of-pocket costs, expenses and advisor fees incurred in enforcing such right of indemnification against any indemnitor or with respect to any appeal); provided, however, that Losses shall not include consequential damages (to the extent not constituting direct damages) or punitive or other exemplary damages, except to the extent that such damages have been judicially awarded to a third party against an indemnified Person or result from fraud or intentional misrepresentation.
“Material Adverse Effect” means, with respect to the Company, any event, occurrence, fact, condition, development, change or effect that, individually or in the aggregate, (a) is, or is reasonably likely to be, material and adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company, or (b) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants; provided, that in the case of clause (a) only, a “Material Adverse Effect” shall not be deemed to include events, occurrences, facts, conditions, developments, changes or effects to the extent resulting from (i) changes in economic, regulatory, market or political conditions, including in the financial, banking or securities markets (including any disruption thereof), in each case generally affecting other companies in the industry in which the Company operates, (ii) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) natural disasters, (iv) changes or proposed changes in GAAP or in Law, or (v) the execution, delivery or performance of this Agreement, including the consummation of the transactions contemplated hereby, or the announcement thereof, except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change disproportionately affect the Company, taken as a whole, as compared to other companies in the industry in which the Company operates.
“Net Cash” means the amount, if any, by which cash and cash equivalents (including cash on hand and deposits in transit but less bank overdrafts, outstanding checks and any cash that is subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose) of the Company as of the Determination Time, determined in accordance with GAAP, exceeds Indebtedness of the Company as of the Determination Time.
“Net Indebtedness” means the aggregate amount, if any, by which Indebtedness of the Company as of the Determination Time exceeds the amount of cash held by the Company as of the Determination Time.
“Option Adjustment Amount” means the aggregate portion of the Option Cancellation Amount to be deposited in the Purchase Price Adjustment Amount at the Closing, as more particularly set forth in Schedule I.
“Option Cancellation Amount” means the aggregate amount to be paid at the Closing to the Option Holders in consideration for the cancellation and termination of their Options (subject to the adjustments and payments set forth herein), as more particularly set forth in Schedule I.
“Option Closing Amount” means the aggregate portion of the Option Cancellation Amount to be delivered at the Closing pursuant to Section 2.3(b) (and as more particularly set forth in Schedule I).
“Option Escrow Amount” means the aggregate portion of the Option Cancellation Amount to be deposited in the Buyer Indemnification Amount at the Closing, as more particularly set forth in Schedule I.
“Option Holder” means each holder of an Option.
“Option Plan” means the QuantiSense, Inc. Stock Option Plan and the QuantiSense, Inc. 2007 Incentive Stock Option Plan, as amended.
“Options” means the options to purchase capital stock of the Company issued pursuant to and in accordance with the Option Plan.
“Ordinary Course of Business” means the ordinary course of business consistent with the Company’s past custom and practice.
“Parachute Payment Waiver,” with respect to any Person, means a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) solely to the extent required to avoid the imposition of any Tax imposed by operation of Section 280G of the Code (including under Section 4999 of the Code) unless approved by the shareholders of the Company in a manner that satisfies the requirements of Section 280G(b)(5)(B) of the Code and Treas. Reg. 1.280G-1 Q&A 7.

“Permits” means all licenses, permits, franchises, orders, consents, approvals, registrations, authorizations, qualifications, certificates and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations.
“Permitted Encumbrance” means (a) any statutory lien for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) any mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory lien arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, any Material Contract or Lease and any liabilities of the Company in respect of which are not overdue or otherwise in default, or (c) any Encumbrance that arises in the Ordinary Course of Business and does not materially impact the ownership or use of assets or properties of the Company.
“Person” means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability entity, a government or any department or agency thereof, or any other entity.
“Purchase Price” means an amount in cash equal to $15,900,000.
“Purchase Price Adjustment Amount” means $250,000. The Purchase Price Adjustment Amount is comprised of the Option Adjustment Amount, the Seller Adjustment Amount and the Warrant Adjustment Amount.
“Related Documents” means the Escrow Agreement, the Employment Agreements and any other agreements, certificates and instruments as amended from time to time, to be executed and delivered in connection with this Agreement.
“Restricted Sellers” means Jeff Buck and Juan Esteban Pereira, collectively, and “Restricted Seller” means either of them, individually.
“Section 280G” means Section 280G of the Code and the regulations promulgated thereunder.
“Securities Laws” means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
“Seller Adjustment Amount” means the aggregate amount to be deposited in the Purchase Price Adjustment Amount by or on behalf of Sellers at the Closing, as more particularly set forth in Schedule I.

“Seller Escrow Amount” means the aggregate amount to be deposited in the Buyer Indemnification Amount by or on behalf of Sellers at the Closing, as more particularly set forth in Schedule I.
“Seller Pro Rata Percentage” means, with respect to each Seller, a percentage equal to the product of (a) 100 multiplied by (b) a fraction, (i) the numerator of which is the amount of the Estimated Purchase Price paid to such Seller at the Closing pursuant to Section 2.2(c) and (ii) the denominator of which is the aggregate amount of the Estimated Purchase Price paid to all Sellers at the Closing pursuant to Section 2.2(c), as more particularly set forth on Schedule I.
“Sellers’ Representative” means Jeff Buck or any individual appointed as Sellers’ Representative in its stead pursuant to Section 12.10 hereof.
“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.
“Subsidiary” means an entity as to which Person owns directly or indirectly 50% or more of the voting power or other similar interest.
“Target Working Capital” means negative $600,000.
“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, custom duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.
“Tax Return” means any return, report, declaration, form, claim for refund, or information return or statement relating to Taxes, including estimated tax returns, income tax returns, information returns, withholding returns, employment tax returns, and any schedule or attachment thereto or any amendment thereto.
“Treasury Regulations” means the regulations promulgated under the Code.
“Warrant” means that certain Warrant to Purchase Stock of QuantiSense, Inc. issued April 17, 2012, by the Company to Venture Lending & Leasing VI, LLC.
“Warrant Adjustment Amount” means the portion of the Warrant Cancellation Amount to be deposited in the Purchase Price Adjustment Amount at the Closing, as more particularly set forth in Schedule I.
“Warrant Cancellation Amount” means the aggregate amount to be paid at the Closing to the Warrantholder in consideration for the cancellation and termination of the Warrant (subject to the adjustment and payments set forth herein), as more particularly set forth in Schedule I.

“Warrant Closing Amount” means the portion of the Warrant Cancellation Amount to be delivered at the Closing pursuant to Section 2.3(c) (as more particularly set forth in Schedule I).
“Warrant Escrow Amount” means the portion of the Warrant Cancellation Amount to be deposited in the Buyer Indemnification Amount at the Closing, as more particularly set forth in Schedule I.
“Warrantholder” means Venture Lending & Leasing VI, LLC.
“Working Capital” means, as at any date of determination, (a) the sum of those current assets included in the line items provided on the illustrative calculation of Working Capital set forth on Schedule 1.1 less (b) the sum of those current liabilities included in the line items provided on the illustrative calculation of Working Capital set forth on Schedule 1.1. For the avoidance of doubt and notwithstanding the foregoing, the calculation of Working Capital shall exclude (w) cash and cash equivalents, (x) Company Transaction Expenses, and (y) any Indebtedness, which might otherwise be included in clause (b) above. The line items included in the calculation shall be computed for the Company in accordance with GAAP consistent with the preparation of the unaudited reviewed balance sheet included in the Year End Financial Statements; provided, that in the event of a conflict between GAAP and the preparation of the most recent unaudited reviewed balance sheet included in the Year End Financial Statements, GAAP shall control. For purposes of illustration only, Schedule 1.1 sets forth an example of the calculation of Working Capital.
Section 1.2    Other Defined Terms.
The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Acceleration Amount	2.6(d)
Accountant	2.5(c)(ii)
Accountant Fees	2.5(c)(ii)
Action	12.18
Adjusted Schedule 2.5(a)	6.14
Applicable Earnout Revenue	2.6(b)(i)
Basket	10.1(b)
Board	2.3(a)
Business	Recital B
Business Client	9.3(b)
Buyer	Preamble
Buyer 8-K	12.5
Buyer Indemnification Claims	2.4(a)
Buyer Indemnified Parties	10.1(a)
Buyer Released Persons	10.7(a)

TERM	SECTION
Buyer Releasing Person	10.7(b)
Cap	10.1(b)
Claim Response	10.5
Closing	3.1
Closing Date Balance Sheet	2.5(b)
Closing Date Company Transaction Expenses	2.5(b)
Closing Date Net Cash	2.5(b)
Closing Date Net Indebtedness	2.5(b)
Closing Date Working Capital	2.5(b)
Company	Preamble
Decision	12.18
Deficit	2.5(d)(v)
Determination Time	3.1
Disclosure Schedule Supplement	6.10
Earnout Objection Notice	2.6(b)(i)
Earnout Resolution Period	2.6(b)(ii)
Employment Agreements	8.6
Estimated Closing Date Company Transaction Expenses	2.5(a)
Estimated Closing Date Net Cash	2.5(a)
Estimated Closing Date Net Indebtedness	2.5(a)
Estimated Closing Date Working Capital	2.5(a)
Estimated Closing Statement	2.5(a)
Expense Amount	2.2(b)
Expense Fund	2.2(b)
Financial Statements	4.5
Fixed Asset Register	4.6(d)
Individual Reps	Article 4 Introduction
Interest Rate	2.5(d)(vi)
Interim Financial Statements	4.5
Interim Financial Statement Date	4.5
Interim Period	Article 6 Introduction
Leases	4.6(b)
Material Contracts	4.7(a)
Notice of Objection	2.5(c)(i)
Open Source License	4.14(c)
Open Source Materials	4.14(c)
Outside Date	12.1(d)

TERM	SECTION
Policies	4.6(c)
Purchased Shares	Recital C
Reporting Tail Endorsement	6.12
Reps	Article 4 Introduction
Resolution Period	2.5(c)(ii)
Scheduled Company Information Technology	4.14(a)(ii)
Scheduled Company Owned Intellectual Property	4.14(a)(i)
Section 280G Approval	6.7(b)
Section 280G Vote Materials	6.7(b)
Seller or Sellers	Preamble
Seller Indemnified Parties	10.2(a)
Seller Released Persons	10.7(b)
Seller Releasing Person	10.7(a)
Statement	2.5(b)
Stock	Recital A
Surplus	2.5(d)(v)
Tax Package	11.4(e)
Tax Contest	11.5(a)
Unpaid Company Transaction Expenses	10.1(a)(iii)
WARN Act	4.20(e)
Year End Financial Statements	4.5
ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES
Section 2.1    Transfer of Purchased Shares.
Upon the terms and subject to the conditions contained herein, at the Closing, Sellers will sell, transfer and convey to Buyer, and Buyer will purchase from Sellers, the Purchased Shares free and clear of all Encumbrances. The respective number of Purchased Shares to be sold by each Seller hereunder is set forth in Exhibit A attached hereto.
Section 2.2    Consideration for Purchased Shares.
The consideration for the Purchased Shares shall be the Estimated Purchase Price as adjusted pursuant to the provisions of Section 2.5 of this Agreement. On the Closing Date, in accordance with Section 3.4 of this Agreement, Buyer shall pay the Estimated Purchase Price as follows:
(a)    An amount in cash equal to the Escrow Amount shall be paid to the Escrow Agent in accordance with the Escrow Agreement at the Closing;

(b)    An amount equal to $50,000 (the “Expense Amount”) shall be paid to an account (which may be non-interest bearing) designated and maintained by Sellers’ Representative (such account, the “Expense Fund”), for Sellers’ Representative to hold on behalf of Sellers as a fund for the out-of-pocket fees and expenses of Sellers’ Representative incurred in connection with this Agreement; and
(c)    An amount equal to (i) the Estimated Purchase Price, minus (ii) the sum of the Escrow Amount and the Expense Amount shall be paid to Sellers in accordance with Schedule I.
Section 2.3    Treatment of Option Plan, Options and Other Equity Interests.
(a)    Treatment of Option Plan. Prior to the Closing, the Board of Directors of the Company (the “Board”) will adopt resolutions and take all other actions necessary or appropriate to provide that, immediately prior to the Closing (but conditioned thereon), the Option Plan will be terminated and no further Options or other awards will be granted thereunder.
(b)    Treatment of Options. Prior to the Closing, the Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary or appropriate to provide that, as of the Closing (but conditioned thereon), each Option, whether or not then exercisable or vested, will be cancelled and will no longer entitle the former holder thereof to any payment or other rights, other than the payment of such Option Holder’s portion of (i) the Option Cancellation Amount applicable to its Option (subject to the adjustments and payments set forth herein) and (ii) the Earnout Amounts (if any are paid), all as more particularly set forth in Schedule I. From and after the Closing, any such cancelled Option will be void and of no further force or effect, and will no longer be exercisable by the former holder thereof. Effective as of the Closing, Buyer shall deliver to the Company the Option Closing Amount for distribution to Option Holders. The Company shall pay to each Option Holder the amount of cash set forth opposite such Option Holder’s name (less any applicable withholdings) on Schedule I, in accordance with the Company’s payroll practices as soon as practicable following the Closing Date.
(c)    Treatment of Warrant. Prior to the Closing, the Company and the Warrantholder shall take all actions necessary to provide that, as of the Closing (but conditioned thereon), the Warrant will be cancelled and will no longer entitle the Warrantholder to any payment or other rights, other than the payment of (i) the Warrant Cancellation Amount (subject to the adjustments and payments set forth herein) and (ii) a portion of the Earnout Amounts (if any are paid), as more particularly set forth on Schedule I. From and after the Closing, the Warrant will be void and of no further force or effect and no longer exercisable by the Warrantholder.
(d)    Corporate Actions. Without limiting the foregoing provisions of this Section 2.3, at or prior to the Closing, the Company, the Board (or, if appropriate, any committee thereof), as applicable, shall adopt any resolutions and take any actions which are necessary or appropriate to effectuate the provisions of this Section 2.3. The Company shall take all actions necessary or appropriate to ensure that from and after the Closing, Buyer and its Subsidiaries will not be required to deliver to any Person any shares of capital stock representing equity interests in the Company or any other Person pursuant to or in settlement of Options (or any other award under the Option Plan) or the Warrant.

Section 2.4    Escrow.
(a)    On the Closing Date, Buyer shall cause to be delivered to Escrow Agent the Escrow Amount. The Escrow Amount shall be held for the express purposes of (i) maintaining the Purchase Price Adjustment Amount from which to pay any Purchase Price adjustment required to be paid to Buyer pursuant to Section 2.5 of this Agreement, and (ii) maintaining the Buyer Indemnification Amount as a source for the satisfaction of claims by the Buyer Indemnified Parties for Losses suffered or incurred by them and for which they are entitled to recover pursuant to Article 10 or Article 11 hereof (the “Buyer Indemnification Claims”). The Purchase Price Adjustment Amount shall not be used for any Buyer Indemnification Claims. The Escrow Amount will be released from the Escrow Account in accordance with the terms of the Escrow Agreement and Section 2.5 of this Agreement. In the event any portion of the Purchase Price Adjustment Amount is not required to be paid pursuant to Section 2.5 of this Agreement, such remaining portion of the Purchase Price Adjustment Amount shall be disbursed immediately to the Holders pursuant to Section 2.5. Subject to the provisions of this Agreement and the Escrow Agreement, the Escrow Agent shall release on the Escrow Release Date any remaining funds held in the Escrow Account, less any amounts reserved for payment in connection with any Buyer Indemnification Claims.
(b)    Any Escrow Amount retained for Buyer Indemnification Claims asserted by any Buyer Indemnified Party prior to the Escrow Release Date but which are not yet resolved shall remain in the escrow until released in accordance with the terms of the Escrow Agreement.
(c)    For avoidance of doubt, any disputes regarding the amounts to be reserved in the escrow in connection with any Buyer Indemnification Claim shall be subject to the provisions set forth in Section 12.19.
Section 2.5    Adjustments.
(a)    The Company will deliver to Buyer at least three (3) Business Days prior to the Closing Date a certificate executed by an officer of the Company (the “Estimated Closing Statement”) presenting the Company’s good-faith estimate of: (i) the unaudited balance sheet for the Company as of the Determination Time; (ii) the Working Capital as of the Determination Time (the “Estimated Closing Date Working Capital”); (iii) the Net Indebtedness as of the Determination Time, if any (the “Estimated Closing Date Net Indebtedness”); (iv) the Net Cash as of the Determination Time, if any (the “Estimated Closing Date Net Cash”); and (v) the Company Transaction Expenses incurred on or before the Closing Date and that remain payable by the Company on the Closing Date (the “Estimated Closing Date Company Transaction Expenses”). The Estimated Closing Statement shall be accompanied by reasonable supporting documentation. Buyer shall have the right to review the Estimated Closing Statement and such supporting documentation or data of the Company prior to Closing as Buyer may reasonably request. If Buyer does not in good faith agree with the Estimated Closing Statement, then the Company and Buyer shall negotiate in good faith prior to Closing to mutually agree on an acceptable Estimated Closing Statement, and the Company shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest; provided, however, that the failure to include in the Estimated Closing Statement any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statement, or the consummation of the Closing, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Date Balance Sheet or the Statement, or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statement. Notwithstanding anything herein to the contrary, the Indirect Tax Liabilities taken into account in determining the Estimated Closing Date Net Cash, if any, and the Estimated Closing Date Net Indebtedness, if any, shall include the Indirect Tax Liabilities set forth on Schedule 2.5(a), as the same may be adjusted in accordance with Section 6.14 hereof.
(b)    Not earlier than 5:00 p.m., Atlanta, Georgia time on the date that is ninety (90) days after the Closing Date and no later than 120 days after the Closing Date, Buyer shall deliver to Sellers’ Representative an unaudited balance sheet for the Company as of the Determination Time (the “Closing Date Balance Sheet”) and a statement (the “Statement”) setting forth Buyer’s calculation of (i) the Working Capital as of the Determination Time (the “Closing Date Working Capital”), (ii) the Net Indebtedness as of the Determination Time, if any (the “Closing Date Net Indebtedness”), (iii) the Net Cash as of the Determination Time, if any (the “Closing Date Net Cash”) and (iv) the Company Transaction Expenses incurred on or before the Closing Date and that remained payable by the Company on the Closing Date (the “Closing Date Company Transaction Expenses”). The Closing Date Balance Sheet, the Statement (and the Closing Date Working Capital, the Closing Date Net Indebtedness, the Closing Date Net Cash and the Closing Date Company Transaction Expenses reflected therein) shall be prepared in accordance with the accounting principles, practices and methods used in the preparation of the calculations set forth in Section 2.5(a) above. Following the Closing, and until Buyer’s delivery of the Statement, Buyer shall cause the Company to use its commercially reasonable efforts to take such actions as Buyer determines to be necessary, appropriate or advisable to collect, mitigate, minimize, pay, provide for the payment of, remit or otherwise satisfy the Indirect Tax Liabilities with the customers of the Company and/or applicable state, local, federal or foreign Tax authorities, so as to further decrease the amount of the Indirect Tax Liabilities set forth on Adjusted Schedule 2.5(a). Buyer shall periodically consult with Sellers’ Representative regarding the actions taken pursuant to this Section 2.5(b) and shall otherwise update Sellers’ Representative regarding such actions and the results thereof. The amount by which the Indirect Tax Liabilities set forth on Adjusted Schedule 2.5(a) are further adjusted as a result of the actions taken pursuant to this Section 2.5(b) shall be taken into account in determining the amount by which the Closing Date Net Cash, if any, and the Closing Date Net Indebtedness, if any, shall be reduced.
(c)    (I)    Unless Sellers’ Representative notifies Buyer in writing on or before 5:00 p.m. Atlanta, Georgia time on the date that is thirty (30) days after Sellers’ Representative’s receipt of the Closing Date Balance Sheet and the Statement of any objection to the calculation of the Closing Date Working Capital, Closing Date Net Indebtedness, Closing Date Net Cash or Closing Date Company Transaction Expenses (the “Notice of Objection”), the Statement shall become final and binding. During such 30-day period, Sellers’ Representative and Buyer will make available for review by each other its respective books, records, work papers and other documents and information relating to the Closing Date Balance Sheet as may be reasonably requested by Buyer or Sellers’ Representative. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

(i)    If Sellers’ Representative provides the Notice of Objection to Buyer within the 30-day period set forth in Section 2.4(c)(i), Sellers’ Representative and Buyer shall, during the 30-day period following Buyer’s receipt of the Notice of Objection (the “Resolution Period”), attempt in good faith to resolve Sellers’ Representative’s objections. If Sellers’ Representative and Buyer are unable to resolve all such objections prior to the expiration of the Resolution Period, the matters remaining in dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by Sellers’ Representative and Buyer and, if Sellers’ Representative and Buyer are unable to so agree within ten (10) days after the end of the Resolution Period, then the accounting firm that Sellers’ Representative desired to resolve such dispute and the accounting firm that Buyer desired to resolve such dispute shall mutually select a different nationally recognized public accounting firm (such selected firm, which shall not have represented the Company or its Affiliates or served as Buyer’s (or its Affiliates) principal independent registered public accounting firm, during the immediately preceding three (3) years prior to the submission of such matters to it, being the “Accountant”) to resolve the dispute. After the end of the Resolution Period, neither Sellers’ Representative nor Buyer may introduce additional disagreements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by all parties and will be final and binding upon the parties. If any dispute is submitted to the Accountant, each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party or its independent accountants (including information of the Company) and each party shall be afforded the opportunity to present the Accountant material relating to the determination and to discuss the determination with the Accountant. The Accountant shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed Statement amount to reflect such resolution. It is the intent of Buyer and Sellers’ Representative that the process set forth in this Section 2.5(c) and the activities of the Accountant in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Accountant’s review of any dispute between Buyer and Sellers’ Representative regarding the Statement and/or the calculation of the Closing Date Working Capital, Closing Date Net Indebtedness, Closing Date Net Cash or Closing Date Company Transaction Expenses pursuant to this Section 2.5(c) shall be limited solely to the resolution of the objections to the calculation of the Closing Date Working Capital, Closing Date Net Indebtedness, Closing Date Net Cash or Closing Date Company Transaction Expenses that are set forth in the Notice of Objection, and the Accountant shall have no authority over any other disagreement (including questions of Law, interpretation of contract, and fraud). The parties shall instruct the Accountant to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Accountant shall be final and binding on Buyer, the Company and Sellers, and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Accountant (the “Accountant Fees”) shall be allocated between Buyer and Sellers’ Representative (on behalf of Sellers) so that Sellers’ Representative shall be responsible for an amount equal to (A) the Accountant Fees, multiplied by (B) the quotient of (x) the aggregate dollar value of issues in dispute submitted to the Accountant that are resolved in a manner favorable to Buyer (as finally determined by the Accountant), divided by (y) the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses.

(d)    Within five (5) Business Days after the Statement has become final and binding in accordance with this Section 2.5:
(i)    The Estimated Purchase Price shall be increased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Working Capital (as finally determined pursuant to Section 2.5(b) or (c)) is more than the Estimated Closing Date Working Capital, or decreased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Working Capital is more than the Closing Date Working Capital (as finally determined pursuant to Section 2.5(b) or (c)).
(ii)    The Estimated Purchase Price shall be decreased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Net Indebtedness (as finally determined pursuant to Section 2.5(b) or (c)) is more than the Estimated Closing Date Net Indebtedness, or increased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Net Indebtedness is more than the Closing Date Net Indebtedness (as finally determined pursuant to Section 2.5(b) or (c)).
(iii)    The Estimated Purchase Price shall be increased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Net Cash (as finally determined pursuant to Section 2.5(b) or (c)) is more than the Estimated Closing Date Net Cash, or decreased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Net Cash is more than the Closing Date Net Cash (as finally determined pursuant to Section 2.5(b) or (c)).
(iv)    The Estimated Purchase Price shall be decreased, on a dollar for dollar basis, by the amount (if any) by which the Closing Date Company Transaction Expenses (as finally determined pursuant to Section 2.5(b) or (c)) is more than the Estimated Closing Date Company Transaction Expenses, or increased, on a dollar for dollar basis, by the amount (if any) by which the Estimated Closing Date Company Transaction Expenses is more than the Closing Date Company Transaction Expenses (as finally determined pursuant to Section 2.5(b) or (c)).
(v)    Without duplication, all increases or decreases set forth in Section 2.5(d)(i)-(iv) above shall be aggregated (and shall be set off against each other, such that a single amount shall be used for adjustment) and the Estimated Purchase Price shall be increased (the amount of such increase, the “Surplus”) or decreased (the amount of such decrease, the “Deficit”), as the case may be. If the adjustment provisions of this Section 2.5(d) result in a Surplus, then Buyer shall (A) pay to the Holders an aggregate amount in cash equal to the Surplus plus an amount equal to the Interest Rate multiplied by the Surplus, and (B) shall cause the Purchase Price Adjustment Amount to be immediately distributed from the Escrow Account to the Holders. If the adjustment provisions of this Section 2.5(d) result in a Deficit, then Buyer shall be entitled to receive an amount in cash equal to the Deficit plus an amount equal to the Interest Rate multiplied by the Deficit from the Holders payable first from the Escrow Account up to the Purchase Price Adjustment Amount and in the event the Deficit plus such interest amount exceeds the Purchase Price Adjustment Amount, then Buyer shall be entitled to recover such shortfall amount directly from Sellers. If any portion of the Purchase Price Adjustment Amount remains in the Escrow Account after payment of the Deficit to Buyer pursuant to the preceding sentence, such remaining portion of the Purchase Price Adjustment Amount shall be immediately distributed from the Escrow Account to the Holders.

(vi)    For purposes hereof, “Interest Rate” means the prime rate of interest in effect at such time (as published in the Wall Street Journal), calculated on the basis of the number of days elapsed over 360, from the Closing Date to the date of payment.
(vii)    Any payments owed to the Holders by Buyer under this Section 2.5 shall be delivered by wire transfer of immediately available funds using the instructions set forth Schedule I, or shall be deposited in an account or accounts designated by Sellers’ Representative. Any payments owed to Buyer by the Holders or Sellers (as the case may be) under this Section 2.5 shall be deposited in an account or accounts designated by Buyer.
(viii)    All amounts paid to the Holders under this Section 2.5 shall be allocated to the Holders in accordance with their respective Holder Pro Rata Percentages set forth on Schedule I, or as Sellers’ Representative may otherwise direct.
(ix)    All amounts paid to Buyer under this Section 2.5 shall be allocated among the Holders or Sellers, as applicable, or their respective assignees in accordance with their Holder Pro Rata Percentages or Seller Pro Rata Percentages, respectively, set forth in Schedule I, or as Sellers’ Representative may otherwise direct.
(e)    Any amounts paid pursuant to the provisions of this Section 2.5 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price.
Section 2.6    Earnout.
(a)    Earnout Payment. In addition to the consideration payable to Sellers and the other Holders (as the case may be) pursuant to Sections 2.2, 2.3 and Section 2.5 hereof, Buyer shall pay to the Holders an amount in cash equal to the Earnout Amount for the corresponding Earnout Period allocated among them in accordance with their respective Holder Pro Rata Percentages set forth in Schedule I, or as Sellers’ Representative may otherwise direct in writing. Schedule 2.6(a) sets forth sample calculations of the Earnout Amounts for illustrative purposes only.
(b)    Time for Determination.
(ii)    Not later than 5:00 p.m., Atlanta, Georgia time on the date that is seventy-five (75) days following the date on which Buyer’s fiscal year ends for each Earnout Period, Buyer shall determine the Earnout Revenue for such Earnout Period (the “Applicable Earnout Revenue”) and deliver to Sellers’ Representative a copy of such computation. Unless Sellers’ Representative notifies Buyer in writing on or before 5:00 p.m. Atlanta, Georgia time on the date that is thirty (30) days after Sellers’ Representative’s receipt of such computation of any objection to the determination of the Applicable Earnout Revenue (an “Earnout Objection Notice”), such computation of the Applicable Earnout Revenue shall become final and binding. During such 30-day period, Buyer will make available for review by Sellers’ Representative its books, records, work papers and other documents and information relating to the computation of the Applicable Earnout Revenue as may be reasonably requested by Sellers’ Representative. Any Earnout Objection Notice shall specify in reasonable detail the basis for the objections set forth therein.

(iii)    If Sellers’ Representative provides the Earnout Objection Notice to Buyer the 30-day period set forth in Section 2.6(b)(i), Sellers’ Representative and Buyer shall, during the 30-day period following Buyer’s receipt of the Earnout Objection Notice (the “Earnout Resolution Period”), attempt in good faith to resolve Sellers’ Representative’s objections. If Sellers’ Representative and Buyer are unable to resolve all such objections prior to the expiration of the Earnout Resolution Period, the matters remaining in dispute shall be submitted to the Accountant to resolve the dispute. After the end of the Earnout Resolution Period, neither Sellers’ Representative nor Buyer may introduce additional disagreements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by all parties and will be final and binding upon the parties. If any dispute is submitted to the Accountant, each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party or its independent accountants (including information of the Company) and each party shall be afforded the opportunity to present the Accountant material relating to the determination and to discuss the determination with the Accountant. The Accountant shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish the disputed Applicable Earnout Revenue to reflect such resolution. It is the intent of Buyer and Sellers’ Representative that the process set forth in this Section 2.6(b) and the activities of the Accountant in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Accountant’s review of any dispute between Buyer and Sellers’ Representative regarding the Applicable Earnout Revenue pursuant to this Section 2.6(b) shall be limited solely to the resolution of the objections to the calculation of the Applicable Earnout Revenue that are set forth in the Earnout Objection Notice, and the Accountant shall have no authority over any other disagreement (including questions of Law, interpretation of contract, and fraud). The parties shall instruct the Accountant to render its reasoned written decision as promptly as practicable, but in no event later than sixty (60) days after such dispute is submitted to the Accountant. The resolution of disputed items by the Accountant shall be final and binding, and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Accountant under this Section 2.6 shall be allocated in a manner consistent with the last sentence of Section 2.5(c)(ii).
(iv)    The Earnout Amount for each Earnout Period shall be paid to the Holders in accordance with their respective Holder Pro Rata Percentages set forth in Schedule I, or as Sellers’ Representative may otherwise direct, within five (5) Business Days after the Applicable Earnout Revenue has become final and binding in accordance with this Section 2.6(b).
(c)    Earnout Covenants. Subject to Section 2.6(d), Buyer shall conduct and manage its business (including, with regard to the Company) in good faith and Buyer shall also act in good faith in the best interests of Buyer’s business (including the Company) with regard to any action that it takes or omits to take after the Closing that could be reasonably expected to impede the opportunity of the Holders to be entitled to receive, pursuant to this Section 2.6, the maximum Earnout Amount for each Earnout Period. From and after the Closing, neither Buyer nor its Subsidiaries (including the Company) will have any obligation to conduct their respective businesses

(i) outside of the Ordinary Course of Business or (ii) in a manner that disadvantages the long term growth of Buyer and its Subsidiaries (including the Company) in favor of short term earnings or maximizing the Earnout Amounts; provided that, Buyer will not take (and will cause the Company not to take) any action the primary intent or purpose of which is to impede or delay payment of the Earnout Amounts.
(d)    Acceleration of Earnout. If, during any Earnout Period, Buyer enters into or permits any Future Sale of the Business, then Buyer shall pay, or cause the successor entity to pay, to the Holders, promptly upon the occurrence of such Future Sale of the Business, the maximum aggregate Earnout Amounts for the entire 2015 Earnout Period and the entire 2016 Earnout Period, less any Earnout Amount already paid to the Holders or which was unearned in respect of any prior Earnout Period as of the date on which such Future Sale of the Business occurs (collectively, the “Acceleration Amount”), and the provisions of Section 2.6(c) shall be of no further force or effect thereafter. Buyer shall notify Sellers’ Representative within five (5) Business Days following the occurrence of such Future Sale of the Business and, within thirty (30) days of such Future Sale of the Business, shall transfer the Acceleration Amount to the Holders, in accordance with their respective Holder Pro Rata Percentages, by wire transfer of immediately available funds using the instructions set forth in Schedule I, or as otherwise directed by Sellers’ Representative.
(e)    Acknowledgement of the Parties. Buyer, the Company and Sellers’ Representative, on behalf of Sellers, acknowledge: (i) the payment of the Earnout Amounts hereunder are an integral part of the consideration to be received by Sellers pursuant to this Agreement and the transactions contemplated hereby; (ii) the right of Sellers to a portion of the Earnout Amounts is not transferable other than by operation of law or pursuant to the laws of descent and distribution; (iii) the right of Sellers to a portion of the Earnout Amounts shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer, and shall not entitle any Seller to any rights common to any holder of Buyer Common Stock; and (iv) the right of Sellers to payment of the Earnout Amounts shall not bear any interest.
Section 2.7    Withholding.
Each of Buyer, the Escrow Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Buyer, the Escrow Agent or the Company, as the case may be, is required to deduct and withhold under the Code, or other applicable Tax law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE 3
CLOSING
Section 3.1    Time and Place of Closing.
Subject to the receipt of the deliveries specified in Sections 3.2, 3.3 and 3.4 below, the closing of the transactions contemplated herein (the “Closing”) shall be held as of 10:00 a.m.

(Atlanta, Georgia) on the Closing Date at the offices of Rogers & Hardin LLP, 2700 International Tower, 229 Peachtree Street NE, Atlanta, Georgia 30303, or at such other place or on such other date as is mutually acceptable to Buyer and Sellers. From and after the Closing, the Closing shall be deemed to have occurred at 11:59 p.m., Atlanta, Georgia time, on the date that is one (1) day prior to the Closing (the “Determination Time”).
Section 3.2    Pre-Closing Deliveries.
At least three (3) Business Days prior to the Closing Date, Sellers shall deliver, or shall cause to be delivered, to Buyer the following: (a) an updated and completed Schedule I, which shall set forth, among other things, each Seller’s Seller Pro Rata Percentage, each Holder’s Holder Pro Rata Percentage, the applicable payments to be made to and deposits to made by or on behalf of each Holder and other Persons receiving payments pursuant to this Agreement and the wire transfer instructions for the accounts to which all payments hereunder are to be made; and (b) the Estimated Closing Statement, as more specifically set forth in Section 2.5(a) of this Agreement.
Section 3.3    Deliveries by Sellers.
At the Closing, each Seller shall deliver, or cause to be delivered, the following to Buyer:
(d)    The stock certificates representing its respective share of the Purchased Shares sold by such Seller hereunder, together with duly executed stock powers;
(e)    The certificate(s) contemplated by Section 8.1 hereof;
(f)    Resignation letters of all Persons who are officers or directors of the Company by which they resign from their positions as officers and directors of the Company;
(g)    A duly executed certificate of non-foreign status from such Seller (other than 91325 Canada, Inc.) in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder and is reasonably satisfactory to Buyer;
(h)    A payoff letter, in form and substance reasonably satisfactory to Buyer, evidencing the repayment in full of the Indebtedness set forth on Schedule 8.4 and the release of all related Encumbrances on the assets of the Company;
(i)    All documents or instruments in form and substance reasonably satisfactory to Buyer evidencing the exercise of all outstanding warrants to purchase shares of Common Stock prior to the Closing;
(j)    A good standing certificate of the Company from its jurisdiction of incorporation dated within seven (7) days prior to the Closing Date; and
(k)    All other documents, instruments and writings required to be delivered by such Seller at or prior to the Closing Date pursuant to this Agreement.

Section 3.4    Deliveries by Buyer.
At the Closing, Buyer shall deliver the following to (or cause to be delivered on behalf of) Sellers:
(f)    The amounts of consideration set forth in Sections 2.2, 2.3 and 2.4, in accordance with such Sections and Schedule I;
(g)    The certificate(s) contemplated by Section 7.1 hereof; and
(h)    All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND THE COMPANY
The representations and warranties (“Reps”) set forth in this Article 4 are made to Buyer as follows: The Reps set forth in Sections 4.2(b), 4.3(a), and 4.9(b) (collectively, the “Individual Reps”) are made by each Seller severally and only as to such Seller and such Seller’s Stock. All Reps other than the Individual Reps are made by the Company and by all Sellers. Except as set forth on the Disclosure Schedules attached hereto and specifically referenced herein, which exceptions and disclosures shall be deemed to be part of the Reps made hereunder, each Seller making such Reps hereby represents and warrants to Buyer that such Reps are true and correct as of the date of this Agreement and as of the Closing Date, in each case (except to the extent such Rep expressly relates to a specific date), as follows:
Section 4.1    Organization of the Company.
The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the District of Columbia. The Company has full corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its assets and properties. The Company is duly qualified or otherwise authorized as a foreign corporation to conduct its business as it is presently being conducted, and is in good standing in each jurisdiction where such authorization or qualification is required for the ownership of its assets or the conduct of its business, except where the failure to obtain such authorization or to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. True, complete and correct copies of the organizational documents of the Company as of the date of this Agreement previously have been made available to Buyer.
Section 4.2    Capital Stock; Indebtedness.
(l)    Schedule 4.2(a) sets forth (i) a complete and accurate list of the Company’s authorized, issued and outstanding shares of Stock and the holders of record thereof, and (ii) with respect to each Option, its holder, grant date, exercise price, vesting schedule (including any accelerated vesting provisions) and expiration date. Except as set forth on Schedule 4.2(a), other than the Warrant and the Options, no shares of any other class or series of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in the Company are authorized, issued or outstanding. All of the shares of the Stock have been duly and validly authorized and issued, and are fully paid and nonassessable. Other than the Warrant, the Options, or as otherwise set forth on Schedule 4.2(a), the Company has not granted any subscriptions, options, stock purchase rights, other equity compensation or equity-linked compensation awards, warrants, calls, commitments, preemptive rights, rights of first refusal or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any additional capital stock or equity interests of the Company (or securities convertible into or exchangeable or exercisable for any such additional capital stock or equity interests), and no shares of any class of capital stock of the Company have been reserved or set aside for any purpose. Except as set forth in Schedule 4.2(a), there are no restrictions upon, or agreements with respect to, the voting or transfer of any shares of the Stock pursuant to the charter or bylaws of the Company or any agreement or other instrument to which the Company is a party or by which the Company is bound. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Purchased Shares. The Company has not, in any material respect, violated any applicable Securities Law, state securities Laws or any preemptive or similar rights in connection with the offer, sale or issuance of any of the Purchased Shares. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind, which prevent the payment of the foregoing by the Company.
(m)    Except as set forth on Schedule 4.2(b), each Seller (i) owns of record and beneficially all of its Purchased Shares set forth opposite its name on Schedule 4.2(b) free and clear of all Encumbrances, including any agreement, understanding or restriction affecting the voting rights, transfer or other incidents of record or beneficial ownership pertaining to such Purchased Shares, and (ii) has not granted any options, warrants, calls, commitments, preemptive rights or other rights of any kind for the purchase or acquisition of such Seller’s Purchased Shares.
(n)    Upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the issued and outstanding Stock, free and clear of all Encumbrances other than any Encumbrances arising as a result of action by Buyer.
(o)    Schedule 4.2(d) sets forth all Indebtedness, and for each item set forth thereon, identifies the debtor, the original principal amount, the creditor, the maturity date and the collateral, if any, securing such Indebtedness. Complete and accurate copies of the Contracts relating to such Indebtedness have been delivered to Buyer.
Section 4.3    Authorization.
(i)    Each Seller has full legal power and authority (as applicable) to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate, trust, limited partnership or other action of each Seller that is not a natural person. This Agreement has been, and each of the Related Documents to be executed by such Seller will be, duly executed and delivered by such Seller and, assuming the due execution of this Agreement by Buyer and the other Sellers, is or will be when executed by such Seller a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity).
(j)    The Company has full legal power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Buyer and Sellers, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity). The Related Documents to which the Company is a party will be, when duly executed and delivered by each of the parties thereto, a valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity).
Section 4.4    Subsidiaries.
The Company does not legally or beneficially own or control, directly or indirectly, any shares of stock or other equity or voting interest in any corporation, firm, partnership, joint venture or other Person.
Section 4.5    Financial Statements; Minute Books.
The unaudited reviewed balance sheets and the related statements of operations and comprehensive income, of changes in shareholder’s equity and of cash flows (i) of the Company at December 31, 2011, (ii) of the Company at December 31, 2012, and (iii) of the Company at December 31, 2013 and for the periods then ended, including the footnotes thereto (collectively, the “Year End Financial Statements”), and the unaudited balance sheet, statement of operations and changes of shareholder equity for the Company as of and for the eight (8) month period ended August 31, 2014 (the “Interim Financial Statement Date”) (the “Interim Financial Statements”, and along with the Year End Financial Statements, the “Financial Statements”) have been delivered to Buyer by Sellers. The Financial Statements are based on the books and records of the Company and fairly present, in all material respects, the financial position and results of operations of the Company as of the date of or for the period indicated therein in accordance with GAAP. The books and records of the Company have been maintained in accordance with GAAP and any other applicable legal and accounting requirements, subject in the case of the Interim Financial Statements to year-end adjustments and the absence of notes thereto (the effect of which, if made, would not be materially adverse to the balance sheet included in the Interim Financial Statements). The Company is not a party to, nor has it otherwise engaged in, any securitization transactions, synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet refinancing product or off-balance sheet transactions. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The internal controls over financial reporting are sufficient to provide reasonable assurance (A) that transactions of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (B) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The minute books of the Company are in the Company’s possession (and/or have been made available to Buyer in accordance with Section 12.15), and contain copies of all written minutes of its meetings of Shareholders and Board of Directors.
Section 4.6    Properties and Insurance.
(a)    The Company owns no real property. Except (i) as may be reflected in the Financial Statements, and (ii) for Permitted Encumbrances and such other Encumbrances and imperfections of title that do not materially affect the value of personal property reflected in the Financial Statements or acquired since the date of such Financial Statements and that do not materially affect the value of or materially interfere with or impair the present and continued use of such property, the Company has good and marketable indefeasible fee simple title, free and clear of Encumbrances, to all of the personal property reflected in the Financial Statements, and all personal property acquired since the date of the Financial Statements, except such personal property as has been disposed of in the Ordinary Course of Business for adequate consideration and except for liens, security interests, claims, charges, or other such other Encumbrances as have been appropriately reserved for in the Financial Statements. The Company is not a party to any agreement or option to purchase any real property or interest therein.
(b)    Schedule 4.6(b) sets forth a true, correct and complete list of the address or other description, as of the date hereof, of each lease for real property to which the Company is a party (including the date and name of the parties to such lease). The Company has previously delivered to Buyer true, correct and complete copies of each lease. With respect to all leases of real property to which the Company is a party (collectively, the “Leases”), except as set forth on Schedule 4.6(b), (i) the Company has performed all material obligations required to be performed by it to date under each Lease, (ii) the Company has not received a notice of default or termination with respect to any such Lease, (iii) the transactions contemplated by this Agreement do not require the consent of any other party to any such Lease (except for those lease consents to be obtained by the Company pursuant to Section 4.10 of this Agreement), (iv) no security deposit or portion thereof deposited with respect to any such Lease has been applied in respect of a breach or default under such Lease, which has not been redeposited in full, (v) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any such Lease, (vi) the other party to any such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company, (vii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the estate or interest created by any such Lease or any portion thereof, (viii) the Company has not collaterally assigned or granted any other security interest in any such Lease or any interest therein, and (ix) there are no Encumbrances (other than Permitted Encumbrances) on the estate or interest created by any such Lease. The Company quietly enjoys the premises provided for in any such Lease in all material respects.
(c)    Schedule 4.6(c) sets forth a summary of all insurance policies and bonds, pursuant to which the Company is an insured party or a beneficiary, or under which the Company or any of its directors or officers, in his or her capacity as such, is covered (collectively, the “Policies”). The Company has, prior to the date of this Agreement, made available to Buyer correct and complete copies of all Policies. The Company is in material compliance with the Policies and is not in default under any of the material terms thereof. Each Policy is outstanding and in full force and effect and all premiums and other payments due under any Policy have been paid in due and timely fashion, and the Company has not received any notice of a cancellation, or, to the Knowledge of the Company, threatened termination or premium increase with respect to any such Policies. Such Policies collectively provide insurance coverage that is adequate for the assets and operations of the Company, and collectively are sufficient in all material respects for compliance with all requirements of applicable Law and all material Contracts to which the Company is a party or is otherwise bound.
(d)    Personal Property. Schedule 4.6(d) sets forth a complete and accurate list of all personal property owned or leased by the Company with an individual value of $20,000 or greater. The Company has made available to Buyer prior to the date hereof a complete and accurate fixed asset register of the Company as of August 31, 2014 (the “Fixed Asset Register”) and, except as set forth on Schedule 4.6(d), no material personal property set forth on the Fixed Asset Register has been sold, leased, licensed, transferred or otherwise disposed of prior to the date hereof. The Company owns and has good title to, hold pursuant to a valid and enforceable lease or otherwise have the legal right to use all material personal property used in the Business, as the Business is currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company are (i) in good condition and repair in all material respects (reasonable wear and tear excepted), and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business.
Section 4.7    Contracts and Commitments.
(a)    Schedule 4.7(a) sets forth a complete list of the Contracts to which the Company is a party, is bound by, or receives benefits under and which are (i) material Contracts not made in the Ordinary Course of Business (including any Contracts pursuant to which the Company received funding from a Seller or an Affiliate of a Seller), (ii) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation, (iii) a Contract that by its terms either requires the Company to do business with the contract party on an exclusive basis or restricts or limits the Company from owning, managing or operating any business or in any geographical location (including non-competition agreements), (iv) any joint venture or partnership agreement, (v) any agreement that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or the Business, (vi) any Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control with respect to the Company, (vii) any material agency, broker, sale representative, marketing or similar Contract, (viii) any Contract that contains a “most favored nation” clause obligating the Company to change the material terms and conditions of such Contract based on better terms or conditions provided to other parties in similar Contracts, (ix) any Contract relating to any merger or business combination concerning the Company or the acquisition or disposition of any material assets in the last three (3) years, (x) any Contract with any director, officer, employee or Affiliate of the Company, (xi) any currently effective Contract with any customer set forth in Schedule 4.24, (xii) any material Contract of the Company based on aggregate expenditures in excess of $50,000, and (xiii) any other Contract which is otherwise material to the Company (the Contracts of the type covered in clauses (i) through (xiii), the “Material Contracts”).
(b)    Except as set forth in Schedule 4.7(b), the Company has performed in all material respects the obligations required to be performed by it to date under each Material Contract. The Company is not in material breach or default under any order, writ, judgment, decree or Material Contract to which it is a party or by which it or any of its assets is bound, whether entered into in the Ordinary Course of Business or otherwise and whether written or oral, and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material breach or default. The Company has not received notice of any cancellation, material breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a material breach of, or default under), any Material Contract.
(c)    A true, correct and complete copy of each Material Contract has been delivered to Buyer prior to the date of this Agreement.
(d)    Except as set forth in Schedule 4.7(d), each Material Contract will continue to be enforceable after the Closing and shall not be affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no notice to, or consent, approval or waiver is required from any other party to a Material Contract.
Section 4.8    Absence of Undisclosed Liabilities.
Except as set forth on Schedule 4.8, the Company does not have any liability (contingent or otherwise) that would be required to be reflected in a balance sheet prepared in accordance with GAAP, except (i) as disclosed in the Interim Financial Statements, (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since the Interim Financial Statement Date (none of which relate to any breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) liabilities of the Company arising under this Agreement or the Related Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby.

Section 4.9    No Conflict or Violation.
(a)    Except as provided for in Schedule 4.9 or Schedule 4.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (assuming the taking of all necessary actions by each party hereto (including the obtaining of each necessary authorization, consent or approval) and the making of all filings with all applicable governmental authorities), will (i) conflict with or result in a breach that would constitute a default (or which would give rise to any right of consent, acceleration or termination or the loss of any benefit) under any term or provision of any Material Contract to which the Company is a party or subject or by which any material assets of the Company are bound, (ii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any of the material assets or property of the Company, (iii) result in any violation of the provisions of the charter or bylaws of the Company, (iv) result in any violation by the Company of any applicable Law, or (v) result in the creation or imposition of any Encumbrance on any of the Purchased Shares.
(b)    Except as provided for in Schedule 4.9 or Schedule 4.10, neither the execution and delivery of this Agreement by each Seller, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any material breach which would constitute a default (or which would give rise to any right of consent, acceleration or termination or the loss of any benefit) under any term or provision of any Material Contract to which such Seller is a party or subject or interfere with the ability of such Seller to consummate the transactions contemplated by this Agreement, (ii) result in any violation by such Seller or the Company of any applicable Law, or (iii) result in the creation or imposition of any Encumbrance on any of such Seller’s Purchased Shares.
Section 4.10    Consents and Approvals.
No consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or consent, approval or authorization of any other Person, is required to be made or obtained by any Seller or the Company on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 4.10.
Section 4.11    Litigation.
There is no Litigation instituted, pending or, to the Knowledge of the Company, threatened against the Company or against any asset, interest or right of the Company. There is no actual or, to the Knowledge of the Company, threatened Litigation that presents a claim to restrain, delay, condition or prohibit the transactions contemplated herein or to impose upon Buyer, any Seller, the Company any material costs, conditions or obligations in connection therewith. The Company is not subject to any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental entity or arbitrator that relates to the Business of, or any material assets owned or used by, the Company.

Section 4.12    Compliance with Law; Permits and Licenses.
(a)    Except as set forth in Schedule 4.12(a), and subject to the last sentence of this Section 4.12(a), (i) the Company is not or has not been in material violation of, nor has it been the subject of any Litigation with respect to the violation of, any Law within the past three (3) years, (ii) no Litigation is pending, or to the Knowledge of the Company, threatened, with respect to any violation of any Law by the Company, and the Company is and has been in compliance in all material respects with all applicable Laws relating to the conduct of the Business, and (iii) the Company has not received any written notice of any such Litigation or any material liability on the part of the Company to undertake or to bear all or any portion of the cost of any remedial action of any nature. For the avoidance of doubt, the Reps contained in this Section 4.12(a) are not intended to address the subject matters set forth in Section 4.15 (Taxes), Section 4.16 (Employee Benefit Plans), Section 4.17 (Environmental Liability), Section 4.20 (Labor Matters) or Section 4.26 (Illegal Payments).
(b)    The Company possesses, and at all times has possessed all material Permits necessary to the conduct of the Business as it is presently being conducted. The Permits set forth in Schedule 4.12(b) constitute all of the Permits used in, or held for use in, the Business by the Company, as of the date hereof. Each such Permit is validly and presently in effect (and the continuing validity and effectiveness of such Permit will not be affected by the consummation of the transactions contemplated by this Agreement), and the Company is not in default (with or without notice or lapse of time, or both) under any such Permit in any material respect. There is no Litigation pending, nor, to the Knowledge of the Company, threatened, that seeks the revocation, cancellation, suspension or adverse modification of any such Permit. No material facts or circumstances exist that, with or without notice or lapse of time, would be reasonably likely to result in such Litigation. All required filings with respect to such Permit have been timely made and all required applications for renewal thereof have been timely filed, except to the extent not material to the Business.
Section 4.13    No Brokers.
Neither Sellers nor the Company has employed, or is subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

Section 4.14    Intellectual Property and Technology.
(a)    (i)    The following items of Company Owned Intellectual Property are set forth on Schedule 4.14(a)(i) (collectively, “Scheduled Company Owned Intellectual Property”): (w) all patents and patent applications, including reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of such patents and patent applications, (x) all registered and unregistered trademarks, service marks, trade dress, logos, and trade names, (y) all registered copyrights and applications for, and renewals of, copyrights, and (z) all Internet domain names, which Scheduled Company Owned Intellectual Property specifies, as applicable, (A) the nature of such Scheduled Company Owned Intellectual Property and (B) (1) any applications or registrations relating to such Scheduled Company Owned Intellectual Property, together with the application(s) or registration(s) number(s) and (2) any termination or expiration dates for such Scheduled Company Owned Intellectual Property.
(ii)    The following items of Company Information Technology, other than COTS, are set forth on Schedule 4.14(a)(ii) (collectively, “Scheduled Company Information Technology”): (a) all computer software, including application software, compilers and tool kits in object (or executable) code and/or (human readable) source code, and related documentation, (b) all proprietary computer programming languages, and (c) all data feeds and databases, which Scheduled Company Information Technology specifies, as applicable, (A) whether such Scheduled Company Information Technology is Company Owned Information Technology or provided under a service contract or is licensed to the Company, (B) if provided under a service contract, the service provider, if licensed, the licensor, and if owned, the owner of such Company Information Technology, and (C) the expiration dates of service contracts and licenses.
(b)    Except as set forth on Schedule 4.14(b):
(i)    The Company Intellectual Property and Company Information Technology include all rights necessary to enable the Company to conduct its business operations in the manner in which it is conducting them as of the date of this Agreement, except that (other than as set forth in Section 4.14(b)(vii)(B) below), the Company does not warrant that the Company Intellectual Property and Company Information Technology that is not Company Owned Intellectual Property and Company Owned Information Technology, respectively, can be used without infringement of third party rights.
(ii)    The Company has taken commercially reasonable measures to keep in full force and effect all Company Owned Intellectual Property registrations, renewals, and applications for registration that are listed in Schedule 4.14(a)(i) and designed to maintain the confidentiality of all trade secrets that constitute Company Owned Intellectual Property or Company Owned Information Technology, to the extent (and only to the extent) that the Company believes in good faith that such trade secrets have sufficient business value to warrant such protection. The Company Owned Intellectual Property and the Company Owned Information Technology is free and clear of any Encumbrance (other than Permitted Encumbrances). All registrations and applications for registration of Company Owned Intellectual Property with a governmental authority currently comply in all material respects with the legal requirements for such registrations and applications (as applicable).

(iii)    The Company either exclusively owns or has licensed from a third party the Company Intellectual Property and the Company Information Technology.
(iv)    (A) All licenses, service Contracts, and other Contracts that constitute Company Information Technology are in full force and effect and, to the Knowledge of the Company, the applicable licensor’s legal, valid, and binding obligations, (B) the Company is not in breach of or default under (with or without notice or lapse of time or both) any such licenses or Contracts and (C) none of the Company, all licensors or any other contracting parties has exercised termination rights with respect to such licenses, service Contracts or other Contracts.
(v)    There is no Litigation pending or, to Knowledge of the Company, threatened, that involves a claim (A) that any Company Owned Intellectual Property or Company Owned Information Technology infringes, misappropriates, dilutes, or violates a third party’s Intellectual Property Rights or challenging the ownership, use, protectability, registerability, validity, or enforceability of the Company Owned Intellectual Property or Company Owned Information Technology or (B) against any customers of the Company or any of its Affiliates, as the case may be, with respect to the Company Owned Intellectual Property or Company Owned Information Technology or any such customer’s use thereof.
(vi)    To the Knowledge of the Company, no third party is infringing, violating, diluting, misusing, misappropriating or claiming any ownership of or right to use any Company Owned Intellectual Property or Company Owned Information Technology. The Company has not made any claim against any third party based upon any such infringement, violation, dilution, misuse or misappropriation.
(vii)    To the Knowledge of the Company, (A) the processes employed, the services provided, the businesses conducted, the products used or dealt in by the Company, the Company Owned Intellectual Property and/or Company Owned Information Technology, do not, and, within the last six (6) years did not, infringe, violate, dilute, misuse or misappropriate any Intellectual Property Rights of a third party, and (B) the Company’s usage of the Company Intellectual Property and Company Information Technology that is not Company Owned Intellectual Property and Company Owned Information Technology in the manner currently used by the Company in the conduct of the Business does not infringe, violate, dilute, misuse or misappropriate any Intellectual Property Rights of a third party; provided, however, that the Company does not warrant that the Company Intellectual Property and Company Information Technology that is not Company Owned Intellectual Property and Company Owned Information Technology otherwise can be used without infringement of third party rights. No third party has made or, to the Knowledge of the Company, threatened a complaint, demand, notice, material charge or claim against the Company based upon any such infringement, violation, dilution, misuse or misappropriation. There is no interference or opposition proceedings relating to any Company Owned Intellectual Property or Company Owned Information Technology and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect thereto.
(viii)    No Company Owned Intellectual Property or Company Owned Information Technology is currently, to the Knowledge of the Company, the subject of any re-examination, opposition, cancellation or invalidation proceeding before any governmental authority.

(ix)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in: (A) the granting to any Person of rights to Company Intellectual Property or Company Information Technology greater than the rights granted prior to the date of this Agreement; (B) Buyer or its Affiliates being bound by, or subject to, any (I) non-compete or (II) other restriction on the operation or scope of its business other than license limitations and confidentiality and nondisclosure obligations that both (y) are entered into in the Ordinary Course of Business and applicable to Company Intellectual Property and Company Information Technology that are not Company Owned Intellectual Property and Company Owned Information Technology, respectively, and (z) do not change by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (C) Buyer being obligated to pay any royalties or other amounts to any Person in excess of the amounts payable by the Company prior to the date of this Agreement; or (D) the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of the right of Buyer to own or use or otherwise exercise any other rights that the Company currently has with respect to any Company Intellectual Property or Company Information Technology.
(c)    As used in this Section 4.14(c), “Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract (an “Open Source License”) that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; Open Source Materials includes software licensed under the GNU General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org. The Company has not distributed, licensed or otherwise used in any manner any Open Source Materials, including by statically linking Open Source Materials with other software, in such a manner that requires any material proprietary software owned or (other than Open Source Materials themselves, which are not materially modified from what is currently generally publically available in a manner that would include in such Open Source Materials source code that has material independent value and that was developed by or on behalf of the Company, and such inclusion would have the effect thereon described in following clauses (i) or (ii) of this sentence) used under license by the Company to be (i) disclosed or distributed in source code form, or (ii) delivered at no charge or otherwise being dedicated to the public.
Section 4.15    Taxes.
Except as set forth on Schedule 4.15:
(a)    The Company has timely filed all Tax Returns required to be filed by or with respect to the Company and such Tax Returns are complete and accurate in all material respects. All Taxes that were required to have been paid by, or with respect to, the Company have been paid. The unpaid Taxes of the Company did not, as of the Interim Financial Statement Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth on the Interim

Financial Statements (rather than in any notes thereto). Since the Interim Financial Statement Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
(b)    The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
(c)    No deficiencies for any Tax have been proposed, asserted or assessed against the Company during the last five (5) years which have not been settled and paid in full or for which adequate reserves in accordance with GAAP have not been established, and, to the Knowledge of the Company, no such assertion of material deficiency or assessment of Tax liability is pending or being threatened with respect to the Company.
(d)    There are currently no agreements in effect with respect to the Company to extend the period of limitations for the assessment or collection of any Tax.
(e)    There is no presently pending audit, examination, refund claim, litigation, proposed adjustment or matter in controversy with respect to any Taxes for which the Company may be liable, and, to the Knowledge of the Company, no such audit, examination, action or proceeding is threatened.
(f)    The Company has not ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any income or franchise Tax Return.
(g)    The Company has not constituted a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code. Except in the case of 91325 Canada, Inc., such Seller is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2(b).
(h)    Set forth on Schedule 4.15 is a list identifying each Person who is a “disqualified individual” within the meaning of Section 280G and who will or may, absent compliance with the shareholder approval procedures set forth in Section 6.7, receive or have the right or entitlement to receive a “parachute payment” within the meaning of Section 280G in connection with the transactions contemplated by this Agreement.
(i)    The Company is not a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement relating to Taxes
(j)    The Company has withheld and paid to the proper taxing authority on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid, or deemed to have been paid, or owing, or amounts allocated to any employee, independent contractor, creditor, shareholder or other third party, including with respect to any and all non-cash compensation paid to any service provider of the Company.
(k)    No power of attorney has been granted with respect to the Company as to any matter relating to Taxes.

(l)    There are no Encumbrances for Taxes on the assets of the Company other than Encumbrances for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP have been established.
(m)    To the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file Tax Returns with respect to such jurisdiction.
(n)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any law relating to income Tax) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received prior to the Closing.
(o)    The Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(p)    The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).
(q)    At all times since its formation, the Company has been properly treated as a “C corporation” within the meaning of Code Section 1361(a)(2) for U.S. federal income tax purposes.
(r)    No compensation has been or could reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.
(s)    There is no Contract, agreement, plan or arrangement to which the Company is a party, which requires or could reasonably be expected to require the Company to pay a Tax gross-up or reimbursement payment to any Person, including with respect to any Tax-related payments under Section 409A of the Code or Section 280G or Section 4999 of the Code.
Section 4.16    Employee Benefit Plans.
(a)    Schedule 4.16(a) sets forth an accurate and complete list of all Company Employee Benefit Plans and identifies, with respect to each such Company Employee Benefit Plan, either the Company or the applicable ERISA Affiliate thereof that established, sponsors or maintains such Company Employee Benefit Plan or that contributes or is required to contribute to such Company Employee Benefit Plan or that has entered into such Company Employee Benefit Plan. Except as set forth on Schedule 4.16(a), neither the Company nor any of its ERISA Affiliates has announced or otherwise made a commitment to implement any arrangement that, if implemented, would be a Company Employee Benefit Plan.

(b)    With respect to each Company Employee Benefit Plan, Sellers have made available or caused to be made available to Buyer a true and complete copy of each Company Employee Benefit Plan, any amendments thereto (or if the Company Employee Benefit Plan is not written, a description thereof), any related trust or other funding vehicle, any annual reports or summary plan descriptions required to be prepared under ERISA or applicable Law, the three (3) most recently prepared actuarial reports, financial statements and trustee reports (if applicable), all material records, notices and filings concerning Internal Revenue Service or Department of Labor audits or investigations and the most recent determination letter received from the Internal Revenue Service with respect to each Company Qualified Plan.
(c)    Each Company Employee Benefit Plan complies in form and has been established, maintained and operated in accordance, in all material respects, with the requirements of all applicable Laws, including ERISA and the Code, and each Company Employee Benefit Plan has been maintained and operated, in all material respects, in accordance with its terms. With respect to each Company Employee Benefit Plan that is intended to meet requirements for tax-favored treatment under the Code, the term “applicable Laws” shall include the provisions of the Code that provide for such tax-favored treatment.
(d)    Schedule 4.16(d) separately identifies each Company Qualified Plan. Each Company Qualified Plan and each trust established in connection with each Company Qualified Plan is the subject of a favorable determination letter issued by the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists which would be reasonably likely to result in the revocation of any such determination letter.
(e)    No Company Employee Benefit Plan is, and neither the Company nor any of its ERISA Affiliates contributes to or has an obligation to contribute to or has contributed to or has any liability or obligation, whether actual or contingent, with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code, or (iv) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.
(f)    No Company Employee Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(g)    The Company has not, and, following the Closing Date, Buyer will not, have any liability (actual or contingent) with respect to any Employee Benefit Plan established, maintained, or sponsored by any ERISA Affiliate of the Company, or to which any such ERISA Affiliate has contributed or is required to contribute, or into which any such ERISA Affiliate has entered that is not a Company Employee Benefit Plan.
(h)    Except as provided on Schedule 4.16(h), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former director, employee, officer or consultant of the Company to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment, vesting or funding of any such benefit or compensation, or (iii) increase the amount or value of benefit or compensation otherwise payable or required to be provided to any such director, employee, officer or consultant.
(i)    Except as provided on Schedule 4.16(i), no Company Employee Benefit Plan provides, and the Company has no obligation to provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees or other service providers of the Company or its ERISA Affiliates (or any dependents or beneficiaries of the foregoing) for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) group health plan continuation coverage pursuant to Section 4980B of the Code or any similar legal requirements, or (iii) benefits the full cost of which is borne by the current or former employee or service provider (or his dependent or beneficiary).
(j)    There are no pending, or, to the Knowledge of the Company, threatened or anticipated material claims by, on behalf of or against any Company Employee Benefit Plan, the assets of any trust under any Company Employee Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Benefit Plan by any employee or beneficiary covered under any such Company Employee Benefit Plan, or otherwise involving any such Company Employee Benefit Plan (other than routine claims for benefits).
(k)    No Company Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) subject to the Laws of any jurisdiction outside of the United States.
Section 4.17    Environmental Liability.
To the Company’s Knowledge, (a) the Company is, and has been, in compliance in all material respects with all Environmental Laws, (b) there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore leased or otherwise operated or used by the Company and (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States.
Section 4.18    Receivables.
The accounts receivable reflected on the Interim Financial Statements, and those to be reflected on the Estimated Closing Statement or the Closing Date Balance Sheet, have (or will have) arisen from bona fide transactions in the Ordinary Course of the Business and are (or will be) valid obligations of the respective makers thereof consistent with past practice, are not subject to any pledge, dispute, defense, setoff or other claim, and will be collected no later than one hundred twenty (120) days following the Closing Date in accordance with their terms at their recorded amounts, in each case net of reserves shown on the balance sheet included within the Interim Financial Statements or the Closing Date Balance Sheet. Except as set forth in Schedule 4.18, none of the accounts receivable has been pledged or assigned to any other Person.

Section 4.19    Absence of Certain Changes or Events.
Except as set forth in Schedule 4.19, since the Interim Financial Statement Date, no Material Adverse Effect has occurred. Except as contemplated by this Agreement or permitted under Section 6.2, since the Interim Financial Statement Date, the Company has carried on the Business in all material respects in the Ordinary Course of Business and there has not been any event, occurrence, or action taken of the type described in Section 6.2, which, had such event, occurrence, or action occurred following the date hereof without Buyer’s prior approval, would have violated Section 6.2.
Section 4.20    Labor Matters.
(a)    Schedule 4.20(a) contains a true, correct and complete list of the names, titles and current annual salary rates or current hourly wages, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company, and each such employee’s status as being exempt or nonexempt from the application of local, state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.
(b)    The Company has not at any time been a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not the subject of a proceeding asserting that any of them has committed an unfair labor practice (before the National Labor Relations Board or other governmental authority) or asserting any grievances, complaints, claims or judicial or administrative proceedings and, to the Knowledge of the Company, no such proceeding is threatened by or on behalf of any employees and no Person is seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment. There is not, nor has there been during the past three (3) years, any strike or other material labor dispute or disputes involving the Company pending, or to the Knowledge of the Company, threatened. There is no activity involving any of the Company’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(c)    The Company has not violated any applicable Law in any material respect regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment related matters, including any regulation relating to wrongful discharge, discrimination, personal rights, wages (including any overtime pay), hours, collective bargaining, fair labor standards or occupational health and safety.
(d)    The Company has paid in full to each current or former employee or adequately accrued in accordance with GAAP all wages, salaries, overtime pay, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary, overtime pay, commissions, bonuses, benefits or for other compensation due to or on behalf of such employees that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any governmental authority with respect to any current or former employee. There are no material liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.
(e)    The Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company.
(f)    Schedule 4.20(f) contains a list of all independent contractors, consultants or agents currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 4.20(f), the Company does not engage or retain any independent contractors, consultants or agents. The Company has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes under applicable Law, including local, state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative or professional position, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.
(g)    Each current or former employee of the Company is or was at the time of his or her employment with the Company, (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or for any United States employer, and the Company has completed a valid Form I-9 (Employment Eligibility Verification) for each such employee. No current employee of the Company has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States. Each current employee of the Company who performs services in the United States is entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and all other applicable Laws. Any current employee of the Company who performs services outside the United States is entitled to work under applicable Laws in the country in which such employee performs services and the reporting and payment of, and withholding from, such employee’s compensation complies with all applicable Laws in both the United States and the work country.
Section 4.21    Transactions with Affiliates.
Except as set forth on Schedule 4.21, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, any Seller or any Affiliate of any Seller (other than the Company). Except as set forth on Schedule 4.21, the Company has not purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or made any management consulting or similar fee agreement with, or is otherwise party to any direct or indirect business arrangement or relationship with, or has any liabilities or obligations to, any Seller or any Affiliate of any Seller (other than the Company). Except as set forth in Schedule 4.21, no shareholder, director, officer, consultant or employee of the Company personally owns, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company.
Section 4.22    Sufficiency of Assets.
The assets and properties of the Company constitute all of the assets and properties that are required for the operation of the Business as currently conducted.
Section 4.23    No Regulatory Impediment.
Sellers and the Company are not aware of any material fact relating to the Business, operations, financial condition or legal status of the Company that might reasonably be expected to impair its ability to obtain all material consents, orders, authorizations and approvals from federal or state governmental authorities necessary for the consummation of the transactions contemplated hereby within the time period contemplated by this Agreement.
Section 4.24    Customers.
Attached as Schedule 4.24 is a true and correct list of each of the top ten (10) customers (with related or affiliated Persons aggregated for purposes hereof) of the Company, in each case for the year ended December 31, 2012 and for the year ended December 31, 2013, together with the aggregate amount of the revenues received from each such customer during such periods. Since the Interim Financial Statement Date, except as set forth on Schedule 4.24, none of such customers has notified the Company that such customer intends to discontinue or materially reduce its relationship with the Company.
Section 4.25    Bank Relationships.
Schedule 4.25 sets forth (a) a complete list of all accounts that the Company has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, and (b) the names and identification of all Persons authorized to act or sign on behalf of the Company in respect of any of the foregoing or to draw thereon or to have access thereto (including all Persons with automatic debit rights).
Section 4.26    Illegal Payments.
The Company (a) has not used or is not using any Company funds for any illegal contributions, gifts or entertainment relating to political activity, (b) has not used any Company funds for any unlawful payments to any foreign or domestic government officials or employees, (c) has not established or maintained any unlawful fund of monies or other properties of the Company, or (d) has not made any bribe, payoff, influence payment or kickback that is prohibited by any applicable Law.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date (in each case, except to the extent expressly related to a specific date) as follows:
Section 5.1    Organization of Buyer.
Buyer is duly organized and validly existing as a corporation and in good standing under the laws of the jurisdiction of its organization. Buyer has full corporate power and authority to (a) conduct its business as it is presently being conducted, (b) own and lease its assets and properties and (c) consummate the transactions contemplated under this Agreement and any of the Related Documents to which Buyer is a party.
Section 5.2    Authorization.
Buyer has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Related Document to which Buyer is a party. The execution, delivery and performance by Buyer of this Agreement and the Related Documents to which Buyer is, or will be at Closing, a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by the other parties hereto, is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and general principles of equity (whether considered in a proceeding at law or in equity). The Related Documents to which Buyer is a party will be, when duly executed and delivered by each of the parties thereto, a valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity).
Section 5.3    Consents and Approvals.
No consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or consent, approval or authorization of any other Person, is required to be made or obtained by Buyer on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except any required approvals or consents from federal and state regulatory agencies.
Section 5.4    No Brokers.
Buyer has not employed, and is not subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the Related Documents.
Section 5.5    No Conflict or Violation.
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (assuming the taking of all necessary actions by each party hereto (including the obtaining of each necessary authorization, consent or approval) and the making of all filings with all applicable governmental authorities) will (a) conflict with or result in a breach that would constitute a default (or which would give rise to any right of consent, acceleration or termination or the loss of any benefit) under any term or provision of any Contract, agreement, indebtedness, lease, commitment, license, franchise, Permit, authorization or concession to which Buyer or any of its Affiliates is a party or is subject or by which any material assets of Buyer or such Affiliate are bound, (b) result in any violation of the provisions of the charter or bylaws of Buyer, or (c) result in any violation by Buyer or any of its Affiliates of any applicable Law.
Section 5.6    Financial Ability.
Taking into account funds readily available under its credit facility, Buyer presently has, and at the Closing will have, sufficient funds available to it to consummate the transactions contemplated in this Agreement and the Related Documents, including payment of all amounts contemplated by this Agreement and the Related Documents, and the Closing is subject to no financing condition.
Section 5.7    Acquisition of Purchased Shares.
Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Shares. Buyer confirms that Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees the Company and to acquire additional information about the business and financial condition of the Company. Buyer is acquiring the Purchased Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Shares. Buyer understands that the Purchased Shares have not been, and will not be, registered under the Securities Laws, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Buyer agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under Securities Laws, except pursuant to an exemption from registration under such Securities Laws, and without compliance with state securities laws, in each case, to the extent applicable.
ARTICLE 6
ACTIONS BY THE COMPANY, SELLERS AND BUYER PRIOR TO THE CLOSING
The Company, Sellers or Buyer, as the case may be, covenant as follows for the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 12.1 (the “Interim Period”):
Section 6.1    Maintenance of Business.
Sellers shall cause the Company in all material respects to, and the Company shall in all material respects, (a) carry on its business, in the Ordinary Course of Business except as contemplated or required by this Agreement, or as otherwise agreed in writing by the parties hereto, (b) use commercially reasonable efforts to maintain and preserve intact the business organization, employees and advantageous business relationships of the Company and (c) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals or consents required to consummate the transactions contemplated hereby.
Section 6.2    Certain Prohibited Transactions.
Except as permitted or contemplated by this Agreement, Sellers shall cause the Company not to, and the Company shall not, without the prior written approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed:
(f)    (i) hire or terminate any employee, consultant or manager (except with respect to non-executive employees with aggregate annual compensation less than $75,000 hired in the Ordinary Course of Business consistent with past practice), (ii) increase the compensation or benefits payable or provided by the Company to any individual (other than any increase in compensation or benefits required by Law or required pursuant to the terms of an existing Company Employee Benefit Plan or existing employment, consulting, change of control, severance or similar agreement with any current or former director, officer, employee or consultant to the extent true, correct and complete copies thereof have been made available to Buyer and are listed on Schedule 4.7(a) or Schedule 4.16(a), as applicable), (iii) enter into or commit itself to any new officer employment, management or consulting agreement with any Person, other than agreements that can be terminated without additional payment in less than thirty (30) days, or (iv) enter into, adopt, amend or terminate any Company Employee Benefit Plan;
(g)    issue any broadly distributed communication of a general nature to Continuing Employees (including general communications relating to benefits and compensation), except for communications that either are in the Ordinary Course of Business that do not relate to the transactions contemplated hereby or are made pursuant to a communications plan agreed to by the Company and Buyer;
(h)    except as set forth on Schedule 6.2(c), and except in the Ordinary Course of Business, permit or allow any material assets or properties of the Company to be subject to any Encumbrance (other than a Permitted Encumbrance);
(i)    make any capital expenditure or any commitment to make any capital expenditure, except for such expenditures or commitments, individually or in the aggregate, not exceeding $50,000 made consistent with the budget attached hereto as Schedule 6.2(d);
(j)    enter into, amend or modify in any material respect, or terminate prior to the scheduled termination date set forth therein, any Material Contract other than in the Ordinary Course of Business;
(k)    except as set forth on Schedule 6.2(f), sell, lease, license, transfer or otherwise dispose of, or acquire or agree to acquire, any material assets;
(l)    incur or otherwise become responsible for any Indebtedness in excess of $50,000, except for borrowings in the Ordinary Course of Business (all of which Indebtedness, including the borrowings in the Ordinary Course of Business, will be included in the Closing Net Indebtedness or repaid or released in full prior to the Closing), or make any loan, advance or capital contribution to, or investment in, any other Person (other than loans or advances to employees in the Ordinary Course of Business);
(m)    change in any material respect any (i) financial accounting policies, practices or procedures, (ii) collections, pricing, origination, or credit policies, practices or procedures, or (iii) actuarial, reserving, investment or risk management or other similar policies of the Company;
(n)    delay or postpone the payment of accounts payable or other liabilities or accelerate the collection of accounts receivable;
(o)    settle or commence any material Litigation or waive any material rights or claims, including under any Material Contract;
(p)    (i) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity securities), (ii) issue or commit to issue any shares of capital stock of the Company or obligations or securities convertible into or exchangeable for capital stock of the Company, (iii) grant any stock appreciation rights, (iv) grant any Person any right to acquire any shares of capital stock of the Company, or (v) declare, set aside or pay any dividend or make any distribution (whether payable in cash, stock or property) or payment in respect of its capital stock;
(q)    amend its charter or bylaws;
(r)    merge with any other Person or permit any other Person to merge into it or consolidate with any other Person;
(s)    take any action that, individually or in the aggregate, is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time during the Interim Period, or in any of the conditions set forth in Article 7 or Article 8 not being satisfied in any material respect or in a material violation of any provision of this Agreement, except, in each case, as may be required by Applicable Requirements;
(t)    make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment of or relating to the Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment upon or relating to the Company;
(u)    except as set forth on Schedule 6.2(p), engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate, or make any payment or distribution to any Affiliate (other than payments for services to an officer, director, manager or employee of the Company), except for transactions in the Ordinary Course of Business or involving immaterial amounts or terms; or
(v)    authorize, commit or agree to take any of the foregoing actions.
Section 6.3    Access.
Sellers shall cause the Company to allow Buyer, upon reasonable notice at a mutually agreed upon time, (a) to make such investigation of the Business, properties, books and records of the Company, (b) to conduct such examination of the condition of the Company as Buyer reasonably deems necessary or advisable for purposes of an orderly integration of the Company by Buyer following Closing, and (c) for other purposes reasonably consistent with this Agreement.
Section 6.4    Regulatory Approvals.
As soon as practicable after execution and delivery of this Agreement, Buyer and Sellers shall make all filings required (if any) under applicable Laws for consummation of the transactions contemplated hereby. In addition, Buyer and Sellers will each furnish as promptly as practicable all information as may be reasonably required by any federal or state regulatory agency properly asserting jurisdiction in order that the requisite approvals for the transactions contemplated hereby may be obtained or to cause any applicable waiting periods to expire. Sellers and Buyer will, as soon as practicable, use commercially reasonable efforts to take, or cause to be taken, all action required to obtain as promptly as practicable all necessary Permits, consents, approvals, authorizations and agreements of, and to give all notices and reports and make all other filings with, any governmental or regulatory authority, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and Buyer and Sellers shall cooperate with each other in good faith with respect thereto. To the extent such documents are publicly available, Buyer and Sellers shall promptly provide to each other copies of all applications, documents, correspondence and written comments that each of them or any of their Affiliates files with, sends to or receives from any regulatory or governmental agency, or the staff or supervisory agents of any of them, relating to this Agreement and the transactions contemplated herein, including any applications filed for the purpose of obtaining any necessary regulatory consents, approvals or waivers. Buyer and each Seller represents and warrants that all information concerning it, its Affiliates or their respective directors, officers, shareholders and subsidiaries (or submitted for inclusion) in any such application or filing shall be true, correct and complete in all material respects.
Section 6.5    Efforts to Close.
Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties’ obligations hereunder.
Section 6.6    Consents and Waivers of Third Parties.
Sellers shall cause the Company to use commercially reasonable efforts, and Buyer, upon request of Sellers, shall use commercially reasonable efforts to cooperate with the Company and Sellers, in attempting to secure any approvals or consents from (or file notices with or obtain waivers from) any third party required to consummate the transactions contemplated herein. Sellers shall cause the Company to provide such information to Buyer as may be reasonably necessary to enable Buyer to arrange the pay off and termination at Closing of all the Company’s existing financing with third parties and shall cooperate with Buyer in the filing of UCC-3 termination statements and other similar instruments to effect the release of all Encumbrances related thereto.
Section 6.7    Section 280G.
(c)    Sellers and the Company shall obtain and deliver to Buyer, prior to the initiation of the requisite shareholder approval procedure under Section 6.7(b), a Parachute Payment Waiver from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G) and who will or may, absent such Parachute Payment Waiver, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G) in connection with the transactions contemplated by this Agreement.
(d)    As soon as practicable following the delivery by the Company to Buyer of the Parachute Payment Waivers, the Company shall provide adequate disclosure of, and submit to the shareholders of the Company for approval, in each case, in accordance with Section 280G, any payments and/or benefits that are subject to a Parachute Payment Waiver, such that, if approved by the Company’s shareholders in accordance with Section 280G, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer (i) that a Company shareholder vote was solicited in conformance with Section 280G, and the requisite Company shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”), or (ii) that the Section 280G Approval was not obtained and, as a consequence, pursuant to the Parachute Payment Waiver, all payments or benefits that would constitute “parachute payments” if paid or provided shall not be paid or provided. The Company shall use its commercially reasonable efforts to obtain the Section 280G Approval in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (in either case, the “Section 280G Vote Materials”). The form of the Parachute Payment Waiver and any materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval shall be subject to review and approval by Buyer, which approval shall not be unreasonably withheld.
Section 6.8    Exclusive Dealing.
During the Interim Period, Sellers shall not, directly or indirectly, take, nor will Sellers permit any of its Affiliates or representatives to take, and the Company shall not, directly or indirectly, take, nor will the Company permit any of its Affiliates or representatives to take, any action to solicit, initiate, encourage any inquiry, proposal or offer from any Person or engage in discussions or negotiations with, furnish any information to, or enter into any agreement with or accept any offer from any Person (other than Buyer, its Affiliates and their respective representatives) concerning any Acquisition Proposal.
Section 6.9    No Transfer of Stock.
Each Seller covenants that prior to the Closing, without Buyer’s written consent, such Seller shall not sell, transfer, mortgage, pledge or otherwise dispose of, or suffer to be imposed any Encumbrance on, the Purchased Shares owned of record or beneficially by such Seller.
Section 6.10    Updated Disclosure Schedule.
At any time during the Interim Period, but in any event promptly upon becoming aware of any actions, events, conditions, circumstances or matters for which a Disclosure Schedule Supplement is required to be delivered pursuant hereto, the Company shall deliver to Buyer written updates to, or written substitutions of, any section of the Disclosure Schedule identified in Article 4 in order to make the representations and warranties set forth in Article 4 true and correct in all material respects as of the Closing Date (or if such representation and warranty is qualified by materiality, then true and correct in all respects as of the Closing Date) (each such additional written disclosure, a “Disclosure Schedule Supplement”); provided, that a Disclosure Schedule Supplement may only amend sections of this Agreement to reflect actions, events, conditions, circumstances or matters (a) occurring or arising after the execution and delivery of this Agreement, and (b) which are not the result of the failure by any Seller or the Company to perform or comply with any covenant set forth in this Agreement. The sections to the Disclosure Schedule as amended by any such Disclosure Schedule Supplement shall be effective for all purposes of this Agreement; provided, that such Disclosure Schedule Supplement shall not affect Buyer’s right to terminate this Agreement in accordance with Section 12.1(b).
Section 6.11    Financial Statements; Access to Financial and Other Information.
(a)    The Company shall furnish to Buyer within thirty (30) days after the end of each month and within forty-five (45) days after the end of each fiscal quarter ending during the Interim Period a statement of income and expense of the Company for the applicable month and/or quarter just ended and such financial information (including information on payables and receivables) as Buyer may reasonably request and which is prepared in the Ordinary Course of Business and in accordance with GAAP.
(b)    On not less than seven (7) Business Days’ prior written notice from Buyer and at Buyer’s expense, the Company agrees to provide Buyer and Buyer’s auditors sufficient access to the Company’s information and personnel to obtain all of the information they reasonably require to obtain or develop historical and/or pro forma financial information regarding the Business as Buyer reasonably believes is necessary or appropriate in complying with its public reporting obligations under applicable Securities Laws or the rules of any applicable stock exchange.
Section 6.12    D&O Insurance.
Prior to the Closing, Sellers shall cause the Company to purchase a six (6) year extended reporting period endorsement with respect to the current policies of the directors’ and officers’ liability insurance maintained by the Company (a “Reporting Tail Endorsement”). All costs, fees and expenses related to the Reporting Tail Endorsement shall be borne by Sellers and shall constitute a Company Transaction Expense.
Section 6.13    Founders Agreement.
The Company and each Seller hereby consents to waive the application of any provision of the Founders Agreement to the transactions contemplated hereby (other than the provisions relating to the “Limited Share Value” of certain Stock held by Juan Esteban Pereira and the distribution of the “Excess Amount Per Share” (in each case, as those terms are defined and used in the Founders Agreement)) and hereby agree that the Founders Agreement shall automatically terminate and be of no further force or effect without further action of any Seller or the Company upon the Closing.
Section 6.14    Indirect Tax Liabilities.
During the Interim Period, Sellers may (or may cause the Company to), with the consent and participation of Buyer, inquire of the customers of the Company and/or the applicable state, local, federal or foreign Tax authorities regarding the status of payment or satisfaction of the Indirect Tax Liabilities, but may not take any action to (a) collect from the customers of the Company, or require that any such customer in any way mitigate, minimize, pay, provide for the payment of, remit or otherwise satisfy, the Indirect Tax Liabilities or (b) negotiate the resolution of such Indirect Tax Liabilities with the customers of the Company and/or the applicable state, local, federal or foreign Tax authorities. Concurrently with the Company’s delivery of the Estimated Closing Statement to Buyer, the Company shall deliver a revised version of Schedule 2.5(a) reflecting the Company’s good-faith estimate of Indirect Tax Liabilities (“Adjusted Schedule 2.5(a)”), which Adjusted Schedule 2.5(a) shall be subject to the review, negotiation and acceptance process set forth in Section 2.5(a) for the Estimated Closing Statement.
ARTICLE 7
CONDITIONS TO THE COMPANY’S AND SELLERS’ OBLIGATIONS
The obligations of the Company and Sellers to consummate the transactions contemplated hereby on the Closing Date are subject, in the reasonable discretion of Sellers, to the satisfaction or waiver in writing, on or prior to the Closing Date, of each of the following conditions:
Section 7.1    Representations, Warranties and Covenants.
All representations and warranties of Buyer contained in this Agreement (a) if qualified in any respect as to materiality, shall be true and correct, and (b) if not qualified by materiality, shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made, in the case of any representation and warranty that specifically relates to an earlier date), and Buyer shall have performed or complied with, in all material respects, all agreements and covenants required hereby to be performed or complied with by Buyer prior to or at the Closing. Buyer shall deliver to Sellers a certificate (signed by the President or a Vice President of Buyer), certifying as to the satisfaction of the conditions in the immediately preceding sentence.
Section 7.2    No Governmental Orders.
None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the transactions contemplated hereby.
Section 7.3    Corporate Authority.
Sellers shall have received certified copies of resolutions adopted by the board of directors of Buyer approving the execution, delivery and performance of this Agreement.
Section 7.4    Escrow Agreement.
Sellers shall have received the Escrow Agreement, duly executed by the Escrow Agent and Buyer.
ARTICLE 8
CONDITIONS TO BUYER’S OBLIGATIONS
The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date are subject, in the reasonable discretion of Buyer, to the satisfaction or waiver in writing, on or prior to the Closing Date, of each of the following conditions:
Section 8.1    Representations, Warranties and Covenants.
All representations and warranties of each Seller and the Company contained in this Agreement (a) if qualified in any respect as to materiality (including references to Material Adverse Effect), shall be true and correct, and (b) if not qualified by materiality (including references to Material Adverse Effect), shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made, in the case of any representation and warranty which specifically relates to an earlier date), and each Seller and the Company shall have performed or complied with, in all material respects, all agreements and covenants required hereby to be performed or complied with by them prior to or at the Closing. Each Seller and the Company shall deliver to Buyer a certificate from each Seller and the Company (with respect to the certificate to be delivered by the Company, signed by the President or a Vice President of the Company), certifying as to the satisfaction of the conditions in the immediately preceding sentence, as applicable.
Section 8.2    Consents.
The Company and Sellers, as applicable, shall have obtained and delivered to Buyer the Permits, consents, approvals and waivers set forth in Schedule 8.2.
Section 8.3    No Governmental Orders.
None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins, conditions or prohibits the consummation of this Agreement or the transactions contemplated hereby.
Section 8.4    Payoff Letters.
The Company shall have delivered to Buyer satisfactory payoff letters evidencing the repayment in full of the Indebtedness set forth on Schedule 8.4 and the release of all related Encumbrances on the assets of the Company.
Section 8.5    No Material Adverse Effect.
Between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect.
Section 8.6    Employment.
The Company and each of Jeff Buck, Juan Esteban Pereira and Alan Friedman shall have entered into employment agreements substantially in the form attached hereto as Exhibit C (collectively, the “Employment Agreements”), which Employment Agreements will become effective as of the Closing.
Section 8.7    Option and Warrant Cancellation.
The Company shall have delivered to Buyer evidence, satisfactory to Buyer, that the Options and the Warrant have been, or at the Closing shall be, cancelled in accordance with Section 2.3(b) and Section 2.3(c), respectively, and neither any Option Holder nor the Warrantholder shall have any claims in connection with the Options and the Warrant, respectively, and the cancellations thereof (except for the payments to the Option Holders and the Warrantholder described in Section 2.3(b) and Section 2.3(c), respectively).
Section 8.8    Section 280G.
The Company shall have timely delivered all Parachute Payment Waivers to Buyer prior to the solicitation of the Section 280G Approval and the Company shall have delivered to Buyer prior to Closing the Section 280G Vote Materials.
ARTICLE 9
ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING
Section 9.1    Confidentiality.
From and after the Closing, except as required by applicable Law, each Seller agrees, severally and not jointly, with Buyer that such Seller shall, and shall cause its Affiliates and authorized representatives to, hold all Confidential Information that such Seller possesses concerning the Company and the Business in confidence and not disclose to any third party any such Confidential Information possessed by it, unless such information (a) is disclosed with the prior written approval of Buyer, (b) is or becomes readily available to the public without breach of the terms hereof, or (c) is required to be disclosed by Law, regulation, supervisory authority, other applicable judicial or governmental order or applicable stock exchange rules. Without limiting the foregoing, each Seller agrees to return to the Company on or before the Closing all Confidential Information such Seller possesses concerning the Company, except such Confidential Information as such Seller is required to maintain for a valid legal or business purpose. In the event that this Agreement is terminated or the transactions contemplated by this Agreement otherwise fail to be consummated, Buyer promptly will cause all copies of documents or extracts thereof containing information and data as to Sellers or the Company to be returned to Sellers at Buyer’s expense, or (at Buyer’s option) confirm in writing to Sellers that Buyer has completely destroyed all such copies, documents, extracts, information and data.
Section 9.2    Further Assurances.
On and after the Closing Date, Sellers, Sellers’ Representative, the Company and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.
Section 9.3    Noncompetition and Nonsolicitation.
The covenants and agreements set forth in this Section 9.3 shall be between each Restricted Seller (severally, and not jointly with any other Restricted Seller or any other Seller) and Buyer only, with no other Sellers being party to this Section 9.3. Subject to the foregoing and in further consideration for the payment of the Purchase Price and in order to protect the value of the Purchased Shares purchased by Buyer (including the goodwill inherent in the Company as of the Closing):
(a)    Each Restricted Seller, severally and not jointly, agrees that, during the period beginning on the Closing Date and ending on the date which is three (3) years following the Closing Date, he shall not, within the United States of America, without the prior written consent of Buyer and except for the ownership of less than two percent (2%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on a recognized automated quotation system, directly or indirectly, either on his own behalf or on the behalf of any other Person, own, manage, control, participate in, consult with, render services for, permit his name to be used in connection with or in any other manner engage in all or any portion of the Business, as it is being conducted as of the date of this Agreement. For purposes of this Section 9.3, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor or owner.
(b)    Each Restricted Seller agrees, severally and not jointly, that, for a period beginning on the date of this Agreement and ending on the date two (2) years following the Closing Date, neither he nor his Affiliates or representatives will, directly or indirectly, (i) solicit for employment any of the Continuing Employees or (ii) call on, solicit, or provide services to any Person who at any time during the two (2) year period prior to the Closing Date was a customer, client or licensee of the Company (a “Business Client”) for the purpose of providing to such Person services or products that are within the Business (as it is conducted as of the Closing Date), or encourage, induce or solicit, or attempt to encourage, induce or solicit, any Business Client to cease doing business with the Company; provided, however, that it is understood that this Section 9.3(b) shall not, in the case of clause (i), prohibit generalized solicitations by advertising and the like which are not directed to the Continuing Employees.
(c)    Each Restricted Seller acknowledges that the restrictions and agreements contained in this Section 9.3 are reasonable and necessary to protect the legitimate interests of Buyer, and that any violation of this Section 9.3 by such Restricted Seller will cause substantial and irreparable injury to Buyer that would not be quantifiable and for which no adequate remedy would exist at law, and agrees that injunctive relief, in addition to all other remedies, shall be available therefor. Each Restricted Seller further acknowledges that the restrictions and agreements contained in this Section 9.3 are integral to this Agreement and the transactions contemplated hereby and that without the protection of such restrictions and agreements, Buyer would not have entered into this Agreement.
(d)    It is the intent and understanding of Buyer and each Restricted Seller that if, in any action before any court or agency legally empowered to enforce this Section 9.3, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall not thereby be terminated, but shall be deemed modified to the extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 9.3 in the particular jurisdiction in which such adjudication is made.
Section 9.4    Post-Closing Cooperation and Retention of Records.
(e)    Buyer and Sellers agree that following the Closing, each party and/or their independent auditors shall have reasonable access during normal business hours to the books and records of the Company and its predecessors applicable to the period prior to the Closing, and shall have the reasonable assistance and cooperation of appropriate personnel consistent with assistance and cooperation furnished during the period prior to the Closing, in each case in connection with the audit, reporting, Litigation or similar needs of Sellers. This Section 9.4(a) shall not apply to any books, records or other matters relating to Taxes, which shall be governed by Article 11 hereof.
(f)    Following the Closing, Buyer shall, and shall cause the Company to, (i) subject to the last sentence of this Section 9.4(b), preserve and keep the records of the Company held by the Company prior to the Closing relating to the Business (including personnel records) for so long as and to the extent required by applicable Law (but in no event less than three (3) years after the Closing Date), and (ii) to the extent permitted by applicable Law, make such records and personnel available to Sellers and their Affiliates, subject to customary confidentiality commitments reasonable under the circumstances, as may be reasonably required by any such party in connection with any insurance claims by, legal proceedings against or investigations by any governmental authority of, Sellers or any of their Affiliates or for similar matters or to enable Sellers to comply with their obligations under applicable Law and this Agreement. In the event Buyer or any of its Affiliates wishes to destroy any such records after that time in accordance with its normal document retention policy, then Buyer shall (or shall cause such Affiliate to) give thirty (30) days’ prior written notice to Sellers and (to the extent permitted by applicable Law) Sellers shall have the right at their option and expense, upon prior written notice given within such 30-day period, to take possession of the records within sixty (60) days after the date such notice is given. Sellers shall reimburse Buyer for the cost incurred by Buyer of providing such assistance (including reasonably allocated charges for the cost of the time of any employees of Buyer or the Company made available to Sellers). This Section 9.4(b) shall not apply to any books, records or other matters relating to Taxes, which shall be governed by Article 11 hereof.
Section 9.5    Indemnification of Directors and Officers.
For a period of at least six (6) years after the Closing Date, Buyer shall cause the charter and bylaws of the Company to contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in such charter and bylaws as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or who were otherwise entitled to indemnification pursuant to such charter and bylaws. In the event the Company, or any of its respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Buyer shall use commercially reasonable efforts to ensure that the successors and assigns of the Company shall assume, at and as of the closing of the applicable transaction referred to in this Section 9.5, all of the obligations set forth in this Section 9.5. The provisions of this Section 9.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 9.5, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be intended third-party beneficiaries of this Section 9.5, and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.
Section 9.6    Continuing Employees.
(a)    For a period of at least one (1) year following the Closing Date, Buyer shall provide, or shall cause the Company to provide, to the Continuing Employees (so long as they are employees) compensation that is, in the aggregate, at least as favorable to such employees as the compensation the Company provided to such employees immediately prior to the Closing (including bonuses, commissions and/or other incentive opportunities at their respective target opportunity levels, but excluding (i) all items of equity compensation and related plans or programs and (ii) with respect to Jeff Buck, the life insurance policy maintained for him by the Company).
(b)    For a period of at least one (1) year following the Closing Date, Buyer shall provide, or shall cause the Company to provide, to the extent possible within Buyer’s current plans available through its carriers, to the Continuing Employees (so long as they are employees) employee benefits that, in the aggregate, are at least as favorable to such employees and their dependents as the benefits the Company provided to such employees and their dependents immediately prior to the Closing. Continuing Employees shall receive credit for the purposes of eligibility to participate and vesting (but not for benefit accruals) under any plan or other program maintained by the Company as of the Closing Date for service accrued or deemed accrued prior to the Closing with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Buyer shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Buyer or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by the Continuing Employees (effective with their coverage date under Buyer’s plans) in the calendar year in which the Closing occurs.
(c)    Nothing contained in this Section 9.6 (i) shall alter or limit Buyer or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (ii) is intended to confer upon any current or former employee of the Company any right to employment or continued employment for any period of time by reason of this Agreement, or (iii) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
ARTICLE 10
INDEMNIFICATION AND MUTUAL RELEASE
Section 10.1    Indemnification by Sellers.
(e)    Indemnification. From and after the Closing, subject to the provisions of this Article 10 and except as provided in Section 10.3 hereof, each Seller, severally, based on its Seller Pro Rata Percentage set forth in Schedule I, shall save, defend, indemnify and hold harmless Buyer, the Company, and their respective Affiliates, and each of their respective past, present and future directors, officers, agents and representatives (together, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by, or assessed against, such Buyer Indemnified Party and arising out of or resulting from:
(i)    the breach of, or any inaccuracy in, any representation or warranty made by the Company or such Seller in Article 4 of this Agreement or in the certificate delivered by the Company or such Seller pursuant to Section 8.1;
(ii)    the failure by the Company or such Seller to timely perform or comply with any obligation or covenant of the Company or such Seller, as the case may be, in this Agreement; or
(iii)    the Company Transaction Expenses, to the extent any such amount thereof to be paid on or before the closing is not paid in full at Closing (the “Unpaid Company Transaction Expenses”);
provided, that in the case of Losses arising out of or resulting from the breach of, or inaccuracy in, any of the Individual Reps made by a given Seller in Article 4 or the failure to perform or comply with any obligation or covenant to be performed or complied with by a given Seller, such Seller who made such Individual Rep or who failed to perform or comply with such obligation or covenant (and no other Seller) shall be solely responsible for such Losses pursuant to this Section 10.1(a).
(f)    Limits on Liability. No Buyer Indemnified Party shall seek reimbursement or indemnification from Sellers for Losses under Section 10.1(a) until the Buyer Indemnified Parties, as a group, have suffered among them aggregate Losses under Section 10.1(a) in excess of $159,000 (the “Basket”), in which event the Buyer Indemnified Parties, as a group, may seek reimbursement or indemnification from Sellers severally (and not jointly) solely for the amount of such Losses in excess of the Basket, with each Seller obligated for an amount equal to the amount of such Losses in excess of the Basket multiplied by such Seller’s Seller Pro Rata Percentage set forth on Schedule I. No Seller shall have any obligation under Section 10.1(a) to pay by way of indemnification any amounts exceeding twenty percent (20%) of the portion of the Purchase Price actually paid to such Seller (the “Cap”). Notwithstanding the foregoing, the Basket and Cap shall not apply to: (i) Losses resulting from breaches of, or any inaccuracies in, the representations and warranties contained in Section 4.1 (Organization of the Company), Section 4.2 (Capital Stock), Section 4.3 (Authorization), Section 4.4 (Subsidiaries), Section 4.13 (No Brokers), Section 4.14 (Intellectual Property and Technology), Section 4.15 (Taxes), Section 4.18 (Receivables) and Section 4.20(c), (d) and (f) (Labor Matters); (ii) Losses described in Section 11.2(a); (iii) Losses resulting from the failure to perform or comply with the obligations and covenants of a Seller or the Company in this Agreement; (iv) any Losses resulting from the Unpaid Company Transaction Expenses; or (v) any Losses resulting from fraud or intentional misrepresentation. Notwithstanding anything to the contrary in this Agreement, (A) except for fraud, intentional misrepresentation or willful breach, and subject to the limitations set forth herein, the aggregate liability of any Seller for Losses shall be equal to the aggregate amount of all payments actually received by such Seller pursuant to Article 2 hereof and (B) no Seller shall be liable for the willful or intentional breach of another Seller, or for any act of fraud committed by another Seller.
(g)    Exclusion from Liability. Notwithstanding anything else to the contrary in this Agreement, and in addition to any other limitations and exclusions set forth in this Agreement, Sellers shall not indemnify or hold harmless any Buyer Indemnified Party, and no Buyer Indemnified Party shall seek reimbursement or indemnity from Sellers for any Losses, unless written demand for reimbursement of such Losses is made no later than the date that is eighteen (18) months following the Closing Date, except that such time limitation shall not apply to the extent a Buyer Indemnified Party seeks reimbursement or indemnification for Losses resulting from (i) breaches of, or any inaccuracies in, any representations and warranties set forth in (A) Section 4.14 (Intellectual Property and Technology), Section 4.16 (Employee Benefit Plans) or Section 4.20(c), (d) and (f) (Labor Matters), in which case written demand for reimbursement or indemnification must be made within three (3) years from the Closing Date, (B) Section 4.1 (Organization of the Company), Section 4.2 (Capital Stock), Section 4.3 (Authorization), Section 4.4 (Subsidiaries) or Section 4.13 (No Brokers), in which case written demand for reimbursement or indemnification may be made at any time after Closing, and (C) Section 4.15 (Taxes), or the obligations and covenants set forth in Section 11.2(a), in which each such case written demand for reimbursement or indemnification must be made within the time period set forth in Section 11.2(e), or (ii) Losses resulting from the failure to perform or comply with the obligations and covenants of a Seller and the Company in this Agreement. The representations and warranties of the Company and Sellers herein shall survive the Closing until the date that is eighteen (18) months following the Closing Date or, if applicable, the time periods set forth in clause (i) of the preceding sentence. Any such written demand must be delivered within the applicable time period set forth in this Section 10.1(c) and must (x) reasonably describe the Losses (to the extent known) that the Buyer Indemnified Party has determined in good faith have begun to accrue but in respect of which the total liability has not yet been fixed or (y) contain a notice from a third party of a claim that will cause actual Losses to accrue after such applicable survival period, including pending curtailments, lawsuits or government investigations, in which case the applicable survival period will be extended in order to cover the finally determined Losses related thereto.
Section 10.2    Indemnification by Buyer.
(e)    From and after the Closing, subject to the provisions of this Article 10 and except as provided in Section 10.3 hereof, Buyer shall save, defend, indemnify and hold harmless Sellers and their respective Affiliates, and each of their respective past, present and future directors, officers, agents and representatives (together, the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by, or assessed against, such Seller Indemnified Party and arising out of or resulting from:
(i)    the breach of, or any inaccuracy in, any representation or warranty made by Buyer in Article 5 of this Agreement; or
(ii)    the failure by Buyer to timely perform or comply with any obligation or covenant in this Agreement.
(f)    Notwithstanding anything else to the contrary in this Agreement, and in addition to any other limitations and exclusions set forth in this Agreement, Buyer shall not indemnify or hold harmless any Seller Indemnified Party, and no Seller Indemnified Party shall seek reimbursement or indemnity from Buyer for any Losses, unless written demand for reimbursement of such Losses is made no later than the date that is eighteen (18) months following the Closing Date, except that such time limitation shall not apply to the extent Sellers seek reimbursement or indemnification for Losses resulting from (i) breaches of, or inaccuracies in, any representations and warranties set forth in Section 5.1 (Organization of Buyer) or Section 5.2 (Authorization), in which case written demand for reimbursement may be made at any time after Closing or (ii) Losses resulting from the failure to perform or comply with the obligations and covenants of Buyer in this Agreement. Any such written demand must be delivered within the applicable time period set forth in this Section 10.2(b) and must (A) reasonably describe the Losses (to the extent known) that the Seller Indemnified Party has determined in good faith have begun to accrue but in respect of which the total liability may not yet have been fixed or (B) contain a notice from a third party of a claim that will cause actual Losses to accrue after such applicable survival period, including pending curtailments, lawsuits or government investigations, in which case the applicable survival period will be extended in order to cover the finally determined Losses related thereto.
Section 10.3    Coordination with Tax Indemnity.
Except as expressly provided in Article 11 hereof, the provisions of this Article 10 shall not apply to (a) any representations or warranties under Section 4.15 hereof, (b) any obligations or covenants contained in Article 11 hereof, and (c) any other provision of this Agreement providing any representation, warranty or covenant relating to Taxes. Subject to the foregoing, Article 11 shall provide the exclusive means for indemnity under this Agreement for any indemnity for Losses relating to Taxes.
Section 10.4    Indemnification Procedure; Third-Party Claims.
(a)    Promptly after receipt by an indemnified party under Section 10.1 or 10.2 of notice of the commencement of any Litigation against it, such indemnified party will, if a claim is to be made against any indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Litigation, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice. As used herein, the term “indemnifying party”, when referring to the obligation of Sellers to indemnify the Buyer Indemnified Parties pursuant to Section 10.1, shall be deemed to refer to Sellers’ Representative on behalf of Sellers.
(b)    If an indemnified party gives notice to the indemnifying party pursuant to Section 10.4(a) of the assertion of a third-party claim, the indemnifying party shall be entitled to participate in the defense of such third-party claim or, subject to Section 10.4(c), to the extent that it wishes, to assume the defense of such third-party claim at its sole cost and expense with counsel reasonably satisfactory to the indemnified party; provided, that the indemnified party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such third-party claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such third-party claim, the indemnifying party shall not, so long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the indemnified party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a third-party claim, (A) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification and (B) no compromise or settlement of such third-party claims may be effected by the indemnifying party without the indemnified party’s consent unless (I) there is no finding or admission of any violation of legal requirement or any violation of the rights of any party, (II) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (III) the indemnified party shall have no liability with respect to any compromise or settlement of such third-party claims effected without its consent. If notice is given to an indemnifying party of the assertion of any third-party claim and the indemnifying party has the right to undertake the defense but does not, within fifteen (15) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such third-party claim, the indemnifying party will be bound by any determination made in such third-party claim or any compromise or settlement effected by the indemnified party. With respect to any third-party claim subject to indemnification under this Article 10: (y) both the indemnified party and the indemnifying party, as the case may be, shall keep the other party fully informed of the status of such third-party claim and any related proceedings at all stages thereof where such party is not represented by its own counsel; and (z) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
(c)    Notwithstanding the foregoing Section 10.4(b), if (i) the indemnifying party is also a party against whom the third-party claim is made and the indemnified party determines in good faith that joint representation would be inappropriate, (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim, (iii) an indemnified party determines in good faith that there is a reasonable probability that Litigation may materially and adversely affect it or its Affiliates (other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, and such non-monetary claim is not merely incidental to any such monetary claim), (iv) the indemnifying party fails to diligently conduct the defense of such third-party claim, or (v) the third-party claim is made against any Buyer Indemnified Party by a customer, supplier, licensor or licensee of any Buyer Indemnified Party and such Buyer Indemnified Party has determined in good faith that such Litigation or the compromise or settlement thereof may materially and adversely affect its continuing business relationship with any such customer, supplier, licensor or licensee, then, in each such case, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Litigation, but the indemnifying party will not be bound by any determination of Litigation so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned, or delayed).
(d)    In calculating Losses there shall be deducted (retroactively, if necessary) (i) any insurance proceeds actually recovered in respect thereof (and no right of subrogation shall accrue hereunder to any Insurer), (ii) any amount specifically accrued or reserved against as a liability on the Closing Date Balance Sheet with respect to such Losses (or, in the case of any such Loss consisting of the loss of, or reduced value of, any asset, the extent to which such asset was written down on the Closing Date Balance Sheet to reflect such reduction in value), (iii) any Tax benefit which the indemnified party actually recognizes in the taxable year in which such Loss is incurred as a result of incurring such Loss, and (iv) any amounts actually recovered from third Persons pursuant to indemnification or otherwise with respect thereto. Any indemnified party will use commercially reasonable efforts to recover insurance proceeds under its insurance policies that provide coverage with respect to a Loss; provided, that Losses indemnifiable hereunder shall include any cost to the indemnified party associated with such insurance recovery, including a reasonable estimate of increased future premiums or other insurance costs of the indemnified party. In the event any of the foregoing deductible amounts are received by an indemnified party after the payment thereof by an indemnifying party, the indemnified party, within thirty (30) days of receiving such amount, shall pay to the indemnifying party (which, if the indemnifying party is a Seller, shall be paid to Sellers’ Representative) such amount (as the same may be offset by the costs set forth in the proviso of the immediately preceding sentence). Buyer and Sellers agree that, for purposes of computing the amount of any indemnification payment under this Article 10 or Article 11 hereof, any such indemnification payment shall be treated as an adjustment to the Final Purchase Price for all Tax purposes.
(e)    An indemnified party shall make commercially reasonable efforts to mitigate any actual or potential Loss to the extent required by applicable Law, and the failure to do so shall result in a reduction in the indemnifying party’s indemnification obligation hereunder but only to the extent such efforts would have mitigated the Loss; provided, that such obligation to mitigate shall not apply to the extent this Article 10 expressly provides otherwise (for the avoidance of doubt, and by way of example, the provisions of Section 10.4(d) are intended to expressly modify such mitigation obligation). The indemnifying party shall have the right, but not the obligation, and shall be afforded the opportunity by the indemnified party to the extent reasonably possible, to make commercially reasonable efforts to minimize Losses before such Losses actually are incurred or suffered by, or assessed against, the indemnified party.
(f)    To the extent that an indemnified party is otherwise indemnified or compensated for any claim for which indemnification may be asserted under this Article 10 pursuant to any other provision in this Agreement (including pursuant to the Purchase Price Adjustment Amount set forth in Section 2.5 of this Agreement), then that indemnified party shall not be entitled to any duplicative recovery for that matter as an indemnification claim pursuant to this Article 10.
(g)    The parties agree that, other than as provided in Section 2.5, Section 9.3, and Article 11, and other than claims for specific performance, injunctive relief or other equitable remedies, from and after the Closing the remedies provided in this Article 10 shall be the sole and exclusive remedies for any indemnity claim or for a breach of the Company’s, Buyer’s, and Sellers’ representations, warranties, covenants or agreements contained in this Agreement, absent fraud, intentional misrepresentation or willful breach.
(h)    The parties covenant and agree that in the event any indemnity is actually paid to a Buyer Indemnified Party by or on behalf of Sellers pursuant to this Agreement due to a breach of, or inaccuracy in, Section 4.18 based solely upon the uncollectibility of any account receivable included in the Closing Date Working Capital, then Buyer shall (or shall cause the Company to) assign to Sellers’ Representative (on behalf of Sellers) such portion of the account receivable subject to such indemnification (without recourse or warranty, except as to title). After such assignment, Sellers’ Representative will be permitted to exercise all remedies it deems necessary or appropriate against the account debtor to collect such assigned account receivable; provided, however, that if Sellers’ Representative commences any Litigation against any account debtor in respect of such account receivable, then Sellers’ Representative (on behalf of Sellers) shall indemnify the Company for any Losses incurred, sustained, suffered or paid by, or imposed upon the Company and defend at Sellers’ expense any Litigation (including any counterclaim) commenced against the Company by such account debtor arising from or in any way relating to the sale by the Company of any products to such account debtor, or the performance of any service by the Company for such account debtor, prior to the Closing Date.
(i)    The right to indemnification or other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
(j)    For purposes of determining whether any inaccuracy in, breach of, failure to perform or comply with, or Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the parties set forth in this Agreement will be considered without regard to any materiality or Material Adverse Effect qualification set forth therein; provided, however, that the foregoing provision shall not apply to (i) the definition of “Material Contracts,” the listing of Material Contracts and the use of such term, and (ii) the Reps made in Section 4.5 (Financial Statements; Minute Books) with respect to the Financial Statements, Section 4.12(a) (Compliance with Law; Permits and Licenses), Section 4.16(c) (Employee Benefit Plans) and Section 4.19 (Absence of Certain Changes or Events).
Section 10.5    Procedure for Indemnification – Other Claims.
A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. The indemnifying party shall have twenty (20) days after its receipt of such notice to respond to the claim(s) described therein, which response shall set forth, in reasonable detail, the indemnifying party’s objection(s) to the claim(s) and its bases for such objection(s) (a “Claim Response”). If the indemnifying party fails to timely deliver a Claim Response to the indemnified party, then the indemnifying party shall be deemed to have accepted the claim(s) and its indemnification obligation with respect thereto. If the indemnifying party timely delivers a Claim Response to the indemnified party, then the indemnified party and the indemnifying party shall negotiate the resolution of such claim(s) for a period of not fewer than thirty (30) days after delivery of the Claim Response. If the indemnified party and the indemnifying party are unable to resolve such claim(s) within such time period, then the indemnified party may pursue the enforcement of the indemnity obligations hereunder as permitted by applicable Law.
Section 10.6    Payment of Amounts Due for Indemnification.
(c)    For so long as the Escrow Agent holds the Buyer Indemnification Amount (or a portion thereof), any and all indemnification obligations payable pursuant to this Agreement will be paid first from the Buyer Indemnification Amount, and in the event such payable amount exceeds the funds held in the Buyer Indemnification Amount, Buyer shall be entitled to recover such shortfall amount directly from Sellers, severally (and not jointly), based on their respective Seller Pro Rata Percentages, subject in all cases to the other terms and conditions of this Article 10. The foregoing payments shall be made within five (5) Business Days after it is determined pursuant to this Article 10 that any amount is due to a Buyer Indemnified Party.
(d)    Within five (5) Business Days after it is determined pursuant to this Article 10 that any amount is due to a Seller Indemnified Party, Buyer shall pay such amount to an account or accounts designated by Sellers’ Representative.
Section 10.7    Mutual Release.
(c)    Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by Sellers, each Seller (each, a “Seller Releasing Person”) hereby irrevocably releases and forever discharges Buyer, the Company and their respective parents, Subsidiaries, Affiliates (other than a Seller Releasing Person to the extent that such Seller Releasing Person would be deemed such an Affiliate for purposes of this Agreement), divisions and predecessors and their respective past and present shareholders, directors, officers, members, managers, partners (general or limited), agents, employees and Affiliates (other than Seller Releasing Persons to the extent that they would be deemed Affiliates for purposes of this Agreement), and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Buyer Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which such Seller Releasing Person ever had, now has or which it hereafter can, shall or may have, against the Buyer Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company, and arising at any time on or prior to the Closing Date, whether in such Seller Releasing Person’s capacity as an equityholder, director, officer, holder of Indebtedness or otherwise, and the Buyer Released Persons shall not have liability with respect thereto; provided, however, that such release shall not cover (i) claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any Related Documents or (ii) any obligations (if any) related to accrued but unpaid compensation owed by the Company immediately prior to the Closing to such Seller Releasing Person in connection with the performance of services in the ordinary course by such Seller Releasing Person for the Company; provided, further that, notwithstanding the preceding proviso, such release shall be deemed an irrevocable waiver and release by Sellers of the Company from any right of contribution or right of indemnity from or against the Company with respect to any indemnification payments by Sellers to the Buyer Indemnified Parties pursuant to this Agreement.
(d)    Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received, each of Buyer and the Company (each, a “Buyer Releasing Person”) hereby irrevocably releases and forever discharges each Seller and its successors, heirs, assigns, executors and administrators (collectively, the “Seller Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which such Buyer Releasing Person ever had, now has or which it hereafter can, shall or may have, against the Seller Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company, and arising at any time on or prior to the Closing Date, whether in such Buyer Releasing Person’s capacity as an equityholder or otherwise, and the Seller Released Persons shall not have liability with respect thereto; provided, however, that such release shall not cover claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other claims arising in connection with this Agreement or any Related Documents.
(e)    Each Seller Releasing Person acknowledges and agrees that the release set forth in this Section 10.7 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against any of the Buyer Released Persons with respect to the matters being released hereunder. Each Seller Releasing Person expressly acknowledges that he or she is familiar with Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(f)    Each Buyer Releasing Person acknowledges and agrees that the release set forth in this Section 10.7 applies to all claims or liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against Seller Released Persons with respect to the matters being released hereunder. Each Buyer Releasing Person expressly acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(g)    Each Seller Releasing Person and Buyer Releasing Person acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if he or it should eventually suffer additional damages arising out of claims or liabilities released in this Agreement, he or it will not be able to make any claim for those damages. Each Seller Releasing Person and Buyer Releasing Person expressly waives and relinquishes any and all rights and benefits, which he or it may have under Section 1542 of the California Civil Code.
ARTICLE 11
TAXES
Section 11.1    Transfer Taxes.
All sales, use, transfer, documentary, stamp, registration and other similar Taxes that are payable in connection with the transactions contemplated by this Agreement shall be borne one-half by Buyer and one-half by Sellers. The party required by applicable law to file any Tax Returns and other documentation with respect to any such Taxes shall prepare and file such Tax Returns and Buyer and Sellers shall each, and shall each cause its Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation.
Section 11.2    Indemnification for Taxes.
(g)    Except as otherwise provided herein, Sellers (severally and not jointly) shall be liable for and shall indemnify the Buyer Indemnified Parties for: (i) any Losses attributable to (A) any Taxes of any member (other than the Company) of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, (B) any Taxes that are imposed on the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, and (C) any Taxes of any Person (other than the Company) liability for which is imposed on the Company as a transferee or successor, by contract or otherwise, pursuant to a transaction or contract or other indemnification obligation that occurs or arises before the Closing; and (ii) any Losses (including Taxes) for which the Company, Buyer or any of Buyer’s Affiliates become liable as a result of the inaccuracy of any representation or warranty relating to Taxes made by Sellers in Section 4.15 of this Agreement. Notwithstanding the foregoing, Sellers shall have no obligation pursuant to this Section 11.2(a) for any Taxes or Losses to the extent taken into account as a liability in the calculation of the Closing Date Working Capital or which were taken into account in the calculation of the Final Purchase Price as Indebtedness, as finally determined pursuant to Section 2.5(c). In determining whether any transaction occurs on the Closing Date, it is expressly understood and agreed that amounts included as Company Transaction Expenses (including the Change of Control Payments) shall be treated as deductions in the Tax Returns for taxable periods ending on the Closing Date, to the extent such amounts are deductible in such taxable periods under any provision of the Code and the Treasury Regulations thereunder. Buyer and its includible Affiliate or Affiliates will file a consolidated federal income tax return including the income of the Company for the period beginning on the day after the Closing Date. Tax Returns for the period ending on the Closing Date will be prepared by closing the books at the end of the Closing Date under the general provisions of Treasury Regulation 1.1502-76(b)(1)(ii)(A) and (b)(2)(i), and no election will be made under Treasury Regulation 1.1502-76(b)(2)(ii)(D).
(h)    Sellers shall be entitled to any refund of Taxes of the Company attributable to taxable periods ending on or before the Closing Date, net of any reasonable cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund, provided, that (i) such Taxes were paid by the Company prior to the Closing or by Sellers after the Closing, (ii) such refund is actually recognized by Buyer or its Subsidiaries (including the Company), whether as a refund or reduction in Taxes payable, after the Closing, (iii) such refund does not arise as the result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date and (iv) such refund was not included in the Closing Date Working Capital and taken into account in the calculation of the Final Purchase Price. Buyer shall pay, or cause to be paid, to Sellers any amount to which Sellers are entitled pursuant to the prior sentence within fifteen (15) Business Days of the receipt of the applicable refund or credit by Buyer or its Subsidiaries. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax authority, Sellers agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax authority, to Buyer.
(i)    For purposes of Section 11.2(a), whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and Taxes calculated on a periodic basis (such as real property Taxes and other ad valorem Taxes) shall be apportioned ratably between such periods on a daily basis, and (ii) any extraordinary item within the meaning of Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) that occurs or results from a transaction that takes place after the Closing on the Closing Date shall be treated as occurring at the beginning of the day following the Closing Date.
(j)    The provisions of Sections 10.3, 10.4(d), 10.4(f), 10.4(g), 10.4(i), 10.4(j) and 10.6 shall apply for purposes of the indemnification provisions of this Section 11.2 and the contest provisions of Section 11.5. For the avoidance of doubt and without limitation, no indemnified party shall have any obligation to make any efforts to mitigate any actual or potential Losses attributable to Taxes or provide any indemnifying party any opportunity to minimize any such Losses.
(k)    Notwithstanding anything else to the contrary, Sellers shall not indemnify or hold harmless any Buyer Indemnified Party, and no Buyer Indemnified Party shall seek reimbursement or indemnity from Sellers, for any Losses pursuant to Section 11.2(a) unless written demand for reimbursement of such Losses is delivered to Sellers’ Representative within one (1) month following the expiration of the applicable statute of limitations, including any applicable tolling period.
Section 11.3    Payments.
Any payment by Buyer or Seller under this Article 11 or under Article 10, or any payment by Buyer or Sellers under Section 2.5 of the difference between the Estimated Purchase Price and the Final Purchase Price (determined under Sections 2.2 and 2.5 hereof), shall be treated by Buyer and Sellers as an adjustment to the Final Purchase Price for Tax purposes if payment occurs after the Closing Date.
Section 11.4    Tax Returns.
(d)    Sellers shall file or cause to be filed when due (i) all Tax Returns by or with respect to the Company that are due before the Closing Date, and (ii) all income and franchise Tax Returns and other Tax Returns either (A) measured by or based on net income or (B) measured by or based on equity that, in either case, are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date, and shall pay (or cause to be paid by the Company prior to the Closing) any Taxes due in respect of the Tax Returns described in clauses (i) and (ii) for which Sellers are liable pursuant to Section 11.2(a); provided, that the Tax Returns described in clauses (i) and (ii) shall be submitted to Buyer not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall have the right to review such Tax Returns, and Sellers’ Representative shall consider in good faith any reasonable comments that Buyer submits to Sellers’ Representative within ten (10) days after receipt of such Tax Returns. Buyer shall file, or cause to be filed when due, all other Tax Returns (including all Straddle Period Tax Returns) with respect to the Company and shall remit any Taxes due in respect of such Tax Returns. Sellers shall pay by wire transfer to Buyer the Taxes for which Sellers are liable pursuant to Section 11.2(a) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence at least three (3) Business Days prior to the due date for the payment of such Taxes.
(e)    All Straddle Period Tax Returns to be filed by Buyer pursuant to Section 11.4(a) (i) shall be prepared in a manner consistent with past practice (unless the positions that would otherwise be taken in accordance with past practice have no “reasonable basis” within the meaning of Code Section 6662(d) (or comparable state, local, or foreign law) or otherwise are not reasonable positions), and (ii) shall be submitted to Sellers’ Representative not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Sellers’ Representative shall have the right to review such Straddle Period Tax Returns, and Buyer shall consider in good faith any reasonable comments that Sellers’ Representative submits to Buyer within ten (10) days after receipt of such Tax Returns.
(f)    Buyer will not carry back (nor permit the Company to carry back) to any period ending on or before the Closing Date (treating for this purpose such date as the end of a short taxable year) any losses, deductions, or credits giving rise to a refund of Taxes for such period without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.
(g)    None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.
(h)    With respect to any taxable period for which Sellers are responsible to prepare and file a Tax Return pursuant to this Section 11.4, Buyer, if so requested by Sellers’ Representative, shall promptly cause the Company to prepare and provide to Sellers’ Representative a package of tax information materials (the “Tax Package”), which shall be completed in accordance with past practice, including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Sellers’ Representative shall reimburse Buyer for reasonable out of pocket costs incurred in preparing the Tax Package.
(i)    For the avoidance of doubt, Buyer shall be permitted to prepare and file, or cause to be prepared and filed, unfiled state and local Tax Returns required to be filed by the Company, as determined by Buyer, for any period ending on or before the Closing Date in any Tax jurisdiction in which the Company does not currently file such Tax Returns, whether or not pursuant to or otherwise in connection with any “voluntary disclosure agreement” or similar arrangement with the applicable taxing authority. For further avoidance of doubt, any Taxes for any period ending on or before the Closing Date relating to such Tax Returns and any reasonable expenses incurred with respect thereto shall be deemed for all purposes of this Agreement to constitute Losses subject to indemnification pursuant to Section 11.2(a). All such Tax Returns (except in the case of Straddle Period Tax Returns addressed in Section 11.4(b) above) shall be submitted to Sellers’ Representative not later than fifteen (15) days prior to Buyer’s proposed date for filing of such Tax Returns, and Buyer shall consider in good faith any reasonable comments that Sellers’ Representative submits to Buyer within ten (10) days after receipt of such Tax Returns.
Section 11.5    Contest Provisions.
(e)    In the event that (a) Sellers or their Affiliates or (b) Buyer or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes (each, a “Tax Contest”) with respect to which the other party may incur liability under Article 11 hereof, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided, that failure to comply with this provision shall not affect a party’s right to indemnification hereunder unless such failure materially and adversely affects the indemnifying party’s ability to challenge or participate in such Tax Contest in accordance with the provisions of this Section 11.5.
(f)    Buyer shall control all Tax Contests. Sellers’ Representative shall have the right to participate in any Tax Contest, at the expense of Sellers. Buyer shall not settle any Tax Contest without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned, or delayed) if such contest is solely with respect to a taxable period ending on or before the Closing Date and could not adversely affect in any material respect the liability for Taxes of Buyer or the Company for any period (or portion thereof) after the Closing Date to any extent (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards).
Section 11.6    Tax Sharing Agreements.
Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Sellers or any of their respective Affiliates and the Company shall be terminated as to the Company as of the Closing Date, and no payments which are owed by or to the Company pursuant thereto shall be made thereunder.
Section 11.7    Assistance and Cooperation.
After the Closing Date, each Seller and Buyer shall (and shall cause their respective Affiliates to):
(d)    assist the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article 11;
(e)    cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;
(f)    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; provided, however, that Buyer shall have no obligation to make available to Sellers such information, records, and documents that relate to taxable periods beginning after the Closing Date;
(g)    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article 11;
(h)    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; and
(i)    cooperate with and assist the other in obtaining any refund that Buyer or Sellers reasonably believe should be available, including through the filing of appropriate forms with the applicable taxing authorities.
Section 11.8    Retention of Records.
Buyer will cause the Company to retain any records relevant to the determination of Tax liabilities of the Company for taxable periods ending on or prior to the Closing Date and for Straddle Periods for a period of not less than seven (7) years following the Closing Date; provided, however, that Buyer may dispose of such records prior to that time with the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld.
Section 11.9    Sellers Not Foreign Persons.
At the Closing, each Seller (other than 91325 Canada, Inc.) shall deliver to Buyer an affidavit of such Seller, in a form reasonably satisfactory to Buyer and in compliance with Treasury Regulations Section 1.1445-2(b)(2), signed under penalties of perjury setting forth such Seller’s U.S. taxpayer identification number and address and stating that such Seller is not a foreign person.
Section 11.10    Other.
(a)    In the event either Sellers or Buyer breaches any obligation imposed on it under this Article 11, such breaching party shall indemnify the other party for all Losses incurred or suffered by, or assessed against, that other party as a result of that breach.
(b)    It is the intention of the parties that the provisions of this Article 11 shall exclusively govern all matters relating to Taxes with respect to the Company as between Buyer and its Affiliates (including the Company following the Closing) and Sellers and their Affiliates, and that the provisions of this Article 11 shall exclusively govern the determination and administration of all claims between them relating to such Tax matters.
(c)    Notwithstanding any other provisions of this Agreement, (i) the obligations of the parties set forth in this Article 11 shall be unconditional and absolute, and (ii) any amounts held in the Escrow Account shall be first used to meet any obligations of Sellers (indemnity or otherwise) under this Article 11. For the avoidance of doubt, there shall not be any duplicative payments of indemnities by Sellers or Buyer under this Article 11 or otherwise under this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, (i) the obligation of Sellers under this Article 11 shall not be subject to a deductible, threshold or similar concept, (ii) each Seller’s indemnification obligations under this Article 11 shall be for an amount equal to the amount of Losses hereunder multiplied by such Seller’s Seller Pro Rata Percentage set forth on Schedule I, and (iii) (A) except for fraud, intentional misrepresentation or willful breach, the aggregate liability of any Seller for Losses shall be equal to the aggregate amount of all payments actually received by such Seller pursuant to Article 2 hereof and (B) no Seller shall be liable for the willful or intentional breach of another Seller, or for any act of fraud committed by another Seller.
ARTICLE 12
MISCELLANEOUS
Section 12.1    Termination.
This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(l)    by mutual written consent of the Company, Buyer and Sellers’ Representative;
(m)    by Buyer in writing, if Sellers or the Company have, or by Sellers’ Representative in writing, if Buyer has, breached (i) any covenant or agreement contained herein in any material respect, or (ii) any representation or warranty contained herein and such breach would constitute a failure to satisfy the condition contained in Section 7.1 or Section 8.1, as applicable, and in either case if such breach is not curable or, if curable, has not been cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 12.1(b) if such party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(n)    by any of Buyer, the Company or Sellers’ Representative in writing, if (i) any governmental or regulatory agency which must grant a Permit, consent, approval or waiver contemplated by Section 8.2 has denied such Permit, consent, approval or waiver and such denial has become final and nonappealable or (ii) any governmental or regulatory agency of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or
(o)    by any of Buyer, the Company or Sellers’ Representative in writing, if the Closing Date has not occurred on or before 5:00 p.m., Atlanta, Georgia time, on November 30, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 12.1(d) (i) shall not be available to Buyer if the failure of Buyer to fulfill (or breach by Buyer of) any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, and (ii) shall not be available to the Company or Sellers’ Representative if the failure of the Company or any Seller to fulfill (or breach by the Company or any Seller of) any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.
Section 12.2    Effect of Termination.
In the event this Agreement is terminated pursuant to Section 12.1 hereof, this Agreement shall become void and have no effect (except that the provisions relating to publicity and expenses set forth in Sections 12.5 and 12.14 shall survive any such termination) without any liability whatsoever of any party hereto; provided, that no such termination of this Agreement shall relieve any party of its liability to the other parties with respect to any breach, fraud or intentional misrepresentation of such party prior to such termination.
Section 12.3    Assignment.
Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other; provided, that Buyer may assign this Agreement and any rights and obligations hereunder to any Affiliate without the consent of Sellers or the Company; provided, that no such assignment shall relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder except (a) for the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties hereunder and (b) as set forth in Section 9.5.
Section 12.4    Notices.
Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person, by courier, by facsimile transmission (subject to electronic confirmation of good facsimile transmission) or mailed by certified mail, postage prepaid, return receipt requested, and shall be deemed given when received, as follows:

If to Buyer:	Epicor Software Corporation 804 Las Cimas Parkway Austin, Texas 78746 Attn: General Counsel Facsimile: (949) 341-4225
With copies to (which shall not constitute notice):	Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street NE Atlanta, Georgia 30303 Attn: Robert C. Hussle Facsimile: (404) 230-0949
If to Sellers:	At the address set forth on Exhibit A
With copies to (which shall not constitute notice):	Sellers’ Representative P.O. Box 8564 Atlanta, Georgia 31106 Attn: Jeff Buck Facsimile: (___) ____________
With copies to (which shall not constitute notice):	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, Georgia 30326 Attn: Carl J. Erhardt Facsimile: (404) 365-9532
If to Sellers’ Representative:	Sellers’ Representative P.O. Box 8564 Atlanta, Georgia 31106 Attn: Jeff Buck Facsimile: (___) ____________
With copies to (which shall not constitute notice):	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, Georgia 30326 Attn: Carl J. Erhardt Facsimile: (404) 365-9532
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
Section 12.5    Press Releases or Public Announcements.
Neither party shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other party; provided, however, that any party may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of any applicable securities exchange (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure and consult with the other party regarding such disclosure), including the filing by Buyer of a Current Report on Form 8-K (the “Buyer 8-K”) to report execution of this Agreement. In connection with the preparation of the Buyer 8-K, Sellers shall, upon request by Buyer, furnish Buyer with all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. At or after the execution of this Agreement, Sellers and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.
Section 12.6    Entire Agreement.
This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedules), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.
Section 12.7    Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or other electronic transmission.
Section 12.8    Headings.
The headings of the Articles, Sections, Exhibits and Disclosure Schedules herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 12.9    Disclosure Schedules.
Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or that such item has had or is reasonably likely to result in a material adverse effect with respect to the disclosing party, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or in any Disclosure Schedule is or is not material or that such item has had or is reasonably likely to result in a material adverse effect with respect to the disclosing party for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business.
Section 12.10    Sellers’ Representative.
(a)    Each Seller by executing this Agreement hereby irrevocably constitutes and appoints Jeff Buck, as Sellers’ Representative, with full power and authority to act in the name of and for and on behalf of such Seller with respect to all matters arising in connection with, or related to, this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby. Each Seller hereby appoints Sellers’ Representative as (i) the agent and true and lawful attorney-in-fact of such Seller, with full power of substitution, and with full capacity and authority in its sole discretion, to act in the name of and for and on behalf of such Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement and the Escrow Agreement, and (ii) the agent for service of process for such Seller, and such Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to Sellers’ Representative. Without limiting the generality of the foregoing, the power of Sellers’ Representative shall include the power to represent such Seller with respect to all aspects of this Agreement and the Escrow Agreement, which power shall include the power to (A) receive any payment or transfer of funds to be made pursuant to this Agreement on behalf of such Seller, (B) waive any and all conditions of this Agreement, (C) amend, modify or supplement this Agreement and the Escrow Agreement in any respect, (D) defend, negotiate or settle, and take any and all other actions with respect to the matters set forth in Section 2.5, Section 2.6, Article 10 and Article 11, (E) retain legal counsel or accountants and be reimbursed by Sellers for all fees, expenses and other charges of such legal counsel or accountants, (F) receive notices or other communications, (G) deliver any notices, certificates or other documents required hereunder, (H) take all such other action and to do all such other things as Sellers’ Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement and the Escrow Agreement, and (I) perform its obligations as set forth in, and in accordance with, this Agreement and the Escrow Agreement.
(b)    Each Seller agrees that Buyer, the Escrow Agent, and their respective Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Sellers’ Representative on behalf of Sellers or any other Holders and shall have no liability with respect thereto, and none of Buyer, the Escrow Agent, or any of their respective Affiliates shall have any duty to inquire as to the acts and omissions of Sellers’ Representative, and by approval of the transactions contemplated by this Agreement, Sellers waive any claim arising out of, or right to object to, any action taken by Buyer, the Escrow Agent, or any of their respective Affiliates in reliance upon the acts taken or omitted to be taken by Sellers’ Representative.
(c)    Each Seller agrees that (i) all deliveries by Buyer, including any payment of funds under Article 2 (including the Expense Amount), to Sellers’ Representative shall be deemed deliveries to Sellers, (ii) Buyer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between Sellers’ Representative and any Seller and (iii) any disclosure made to Sellers’ Representative by or on behalf of Buyer shall be deemed to be a disclosure made to each Seller. Each Seller that makes a claim against Buyer alleging the lack of authority of Sellers’ Representative shall indemnify the Buyer Indemnified Parties for Losses incurred or suffered by, or assessed against, such Buyer Indemnified Party as a result of its good faith reliance on the acts or omissions of Sellers’ Representative. Each Seller agrees that any payment made by or on behalf of Buyer to Sellers’ Representative on a Seller’s behalf shall be deemed a direct payment to a Seller, and no Seller shall have any recourse against Buyer or any of its Affiliates in the event that such payment is not delivered to such Seller by Sellers’ Representative for any reason.
(d)    Each Seller agrees that the amounts deposited in the Expense Fund shall be available for the payment of all fees and expenses reasonably incurred by Sellers’ Representative in performing its duties and exercising its rights under this Agreement and the Escrow Agreement, provided, that any portion of the Expense Fund not ultimately required for the payment of such fees and expenses (if any) shall be returned by Sellers’ Representative to Sellers based on their respective Seller Pro Rata Percentage, and further provided, that if the Expense Fund is depleted or insufficient, Sellers’ Representative may deduct such fees and expenses from the amounts distributed to Sellers’ Representative on behalf of Sellers from the Buyer Indemnification Amount prior to delivery of such funds to Sellers.
(e)    In the event Sellers’ Representative refuses to, or is no longer capable of, serving as Sellers’ Representative hereunder, Sellers shall promptly appoint a successor Sellers’ Representative who shall thereafter be a successor Sellers’ Representative hereunder, and Sellers’ Representative shall serve until such successor is duly appointed and qualified to act hereunder. Upon the appointment of such successor, such successor shall promptly provide written notice of such appointment to Buyer and Escrow Agent.
(f)    Without limiting the foregoing provisions of this Section 12.10, Sellers’ Representative shall not be held liable by any of Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of Sellers’ Representative pursuant to this Agreement, except in the case of Sellers’ Representative’s gross negligence, bad faith or willful misconduct. Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. Sellers will jointly and severally indemnify (in accordance with their respective Seller Pro Rata Percentages) Sellers’ Representative from any Losses arising out of its serving as Sellers’ Representative hereunder, except for Losses arising out of or caused by Sellers’ Representative’s gross negligence, bad faith or willful misconduct. Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of Sellers hereunder, and Buyer agrees that it will not look to the personal assets of Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers hereunder.
Section 12.11    Governing Law.
This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 12.12    Amendments, Modifications and Waivers.
No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 12.13    Severability.
In the event that any provision of this Agreement, or the application thereof, or any other instrument referred to herein becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement or any other instrument referred to herein will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 12.14    Expenses.
Except as otherwise provided in this Agreement, each of the parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the negotiation, execution and delivery of this Agreement and all documents related hereto and any expenses related to the due diligence investigation.

Section 12.15    Construction.
Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (d) the masculine gender shall also include the feminine and neutral genders, and vice versa, and (e) words importing the singular shall also include the plural, and vice versa. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, all as in effect prior to or on the Closing Date. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. For purposes of this Agreement, documents and information shall be deemed to have been “delivered,” “furnished” or “made available” to Buyer if such documents or information were (A) made available to Buyer in the “virtual data room” maintained by or on behalf of Sellers and located at www.dropbox.com at least two (2) Business Days prior to the date of this Agreement, or (B) physically delivered or delivered by email to Buyer or its counsel, accountants and other professional advisors.
Section 12.16    Incorporation of Exhibits and Schedules.
The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 12.17    Specific Performance.
Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the party and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
Section 12.18    Attorneys’ Fees.
If a party to this Agreement shall bring any action or proceeding against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party. For purposes of this Section 12.18, attorneys’ fees shall include fees incurred in connection with (a) postjudgment motions and collection actions, (b) contempt proceedings, (c) garnishment, levy and debtor and third-party examination, (d) discovery and (e) bankruptcy litigation.
Section 12.19    Consent to Jurisdiction.
Each of the parties consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices set forth in this Agreement. Nothing in this Section 12.19, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
Section 12.20    Waiver of Trial by Jury.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.
Section 12.21    Time of the Essence; Computation of Time.
Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
{Signatures on Following Page}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.
QUANTISENSE, INC.

By:
Name:
Title:

EPICOR SOFTWARE CORPORATION

By:
Name:
Title:

SELLERS’ REPRESENTATIVE

JEFF BUCK

[Signature page to Stock Purchase Agreement]

[SELLERS]

[Signature page to Stock Purchase Agreement, cont’d.]